                                                                   EXHIBIT 10.34

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT
                                  by and among
                          STAR BEDDING PRODUCTS LIMITED
                                       and
                               SLEEPMASTER L.L.C.
                                  as Purchaser
                                       and
                      STAR BEDDING PRODUCTS (1986) LIMITED,
                                       and
                                  CECIL BRAUER,
                                    as Seller






                            Dated as of April 8, 1999

                                TABLE OF CONTENTS


ARTICLE I
         ACQUISITION OF THE SUBJECT ASSETS; ASSUMPTION OF THE
         ASSUMED LIABILITIES AND PURCHASE PRICE..................................................................   1
         1.1      Purchase of the Subject Assets.................................................................   1
         1.2      Excluded Assets................................................................................   4
         1.3      Assumed Liabilities............................................................................   5
         1.4      Liabilities Not Assumed........................................................................   6
         1.5      Purchase Price.................................................................................   7
         1.6      Determination of Closing Net Working Capital...................................................   8
         1.7      Working Capital Purchase Price Adjustment......................................................   9
         1.8      Elections......................................................................................  10
         1.9      Closing Date...................................................................................  10

ARTICLE II
         REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY AND BRAUER...............................................................................  10
         2.1      Organization and Qualification.................................................................  10
         2.2      Capitalization; Title to the Securities........................................................  11
         2.3      Authorization; No Breach.......................................................................  11
         2.4      Consents.......................................................................................  12
         2.5      Certificate of Amalgamation and By-Laws........................................................  12
         2.6      Product Warranty...............................................................................  12
         2.7      Financial Statements...........................................................................  12
         2.8      Undisclosed Liabilities........................................................................  13
         2.9      No Material Adverse Change.....................................................................  13
         2.10     Tax Matters....................................................................................  13
         2.11     Litigation.....................................................................................  14
         2.12     Contracts and Other Agreements.................................................................  14
         2.13     Real Property..................................................................................  16
         2.14     Transactions with Affiliates...................................................................  17
         2.15     Accounts Receivable............................................................................  17
         2.16     Compensation Arrangements: Officers, Directors and Employees...................................  18
         2.17     Operations.....................................................................................  18
         2.18     Tangible Property..............................................................................  20
         2.19     Intellectual Property..........................................................................  20
         2.20     Employees......................................................................................  21
         2.21     Employee Benefits..............................................................................  22
         2.22     Environmental and Health and Safety Matters....................................................  23
         2.23     Insurance......................................................................................  25
         2.24     Licenses and Permits...........................................................................  25
         2.25     Title; Liens...................................................................................  25
         2.26     Compliance with Laws...........................................................................  26
         2.27     Sufficiency of Subject Assets..................................................................  26

         2.28     Inventory......................................................................................  26
         2.29     Product Liability..............................................................................  27
         2.30     Brokers........................................................................................  27
         2.31     Disclosure.....................................................................................  27

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................................  27
         3.1      Organization and Qualification.................................................................  27
         3.2      Authorization; No Breach.......................................................................  27
         3.3      Consents.......................................................................................  28
         3.4      Brokers........................................................................................  28
         3.5      No Prior Activity..............................................................................  28
         3.6      Disclosure.....................................................................................  28

ARTICLE IV
         PRECLOSING COVENANTS OF THE
         COMPANY AND BRAUER......................................................................................  29
         4.1      Corporate Examinations and Investigations......................................................  29
         4.2      Notice of Events...............................................................................  30
         4.3      Filings and Authorizations.....................................................................  30
         4.4      Taxes..........................................................................................  30
         4.5      Best Efforts; Further Assurances...............................................................  30
         4.6      Mutual Assistance..............................................................................  30
         4.7      Exclusivity....................................................................................  30
         4.8      Name Changes...................................................................................  31
         4.9      Third Party Notices and Consents...............................................................  31
         4.10     Operation of Business..........................................................................  31
         4.11     Press Release and Announcements................................................................  32
         4.12     Compliance with Agreements and Laws............................................................  32
         4.13     Registrations..................................................................................  32

ARTICLE V
         CONDITIONS PRECEDENT TO THE CLOSING.....................................................................  32
         5.1      Conditions Precedent to the Obligations of the Purchaser to Complete the
                  Closing........................................................................................  32
         5.2      Conditions Precedent to the Obligations of the Company and Brauer to
                  Complete the Closing...........................................................................  36
ARTICLE VI
         POST-CLOSING COVENANTS..................................................................................  38
         6.1      Further Information; Assistance................................................................  38
         6.2      Record Retention...............................................................................  38
         6.3      Post-Closing Transfer Taxes....................................................................  38
         6.4      Accounts Receivable; Mail......................................................................  39
         6.5      No Assignment Causing Breach...................................................................  39
         6.6      Insurance Coverage.............................................................................  39

         6.7      Employee Matters...............................................................................  40
         6.8      Noncompete; Nonsolicitation....................................................................  41
         6.9      Further Assurances.............................................................................  42

ARTICLE VII
         SURVIVAL; INDEMNIFICATION...............................................................................  42
         7.1      Survival of Representations and Warranties.....................................................  42
         7.2      General Indemnification. ......................................................................  43

ARTICLE VIII
         TERMINATION OF AGREEMENT................................................................................  46
         8.1      Termination....................................................................................  46
         8.2      Effect of Termination..........................................................................  46

ARTICLE IX
         CERTAIN DEFINITIONS.....................................................................................  47
         9.1      Certain Definitions............................................................................  47

ARTICLE X
         MISCELLANEOUS...........................................................................................  54
         10.1     Fees and Expenses..............................................................................  54
         10.2     Remedies.......................................................................................  54
         10.3     Consent to Amendments; Waivers.................................................................  54
         10.4     Successors and Assigns.........................................................................  54
         10.5     Severability...................................................................................  55
         10.6     Counterparts...................................................................................  55
         10.7     Descriptive Headings; Interpretation...........................................................  55
         10.8     Entire Agreement...............................................................................  55
         10.9     No Third-Party Beneficiaries...................................................................  55
         10.10    Schedules and Exhibits.........................................................................  55
         10.11    GOVERNING LAW..................................................................................  55
         10.12    Notices........................................................................................  56
         10.13    Jurisdiction and Venue.........................................................................  57
         10.14    WAIVER OF RIGHT TO JURY TRIAL..................................................................  57
         10.15    No Strict Construction.........................................................................  57
         10.16    Dispute Resolution.............................................................................  57

EXHIBITS:

EXHIBIT A                  Accounting Procedures; Exceptions to GAAP
EXHIBIT B                  Subordinated Note
EXHIBIT C                  Escrow Agreement
EXHIBIT D                  Opinion of Counsel to the Company
EXHIBIT E                  Assignment and Assumption Agreement
EXHIBIT F                  Bill of Sale
EXHIBIT G                  Opinions of Counsel to the Purchaser
EXHIBIT H                  Brauer Employment Agreement

SCHEDULES:

SCHEDULE 1.1               Vehicle Identification and Description
SCHEDULE 1.2(c)            Excluded Life Insurance
SCHEDULE 1.2(g)            Specific Excluded Assets
SCHEDULE 1.4(b)            Excluded Obligations
SCHEDULE 1.5(c)            Allocation Schedule
SCHEDULE 2.2               Capitalization; Title to the Securities
SCHEDULE 2.3               Authorization; No Breach
SCHEDULE 2.4               Consents
SCHEDULE 2.6               Product Warranty
SCHEDULE 2.7               Financial Statements
SCHEDULE 2.8               Undisclosed Liabilities
SCHEDULE 2.9               Material Adverse Change
SCHEDULE 2.10              Tax Matters
SCHEDULE 2.11              Litigation
SCHEDULE 2.12              Contracts and other Agreements
SCHEDULE 2.13              Real Property
SCHEDULE 2.14              Transactions with Affiliates
SCHEDULE 2.15              Accounts Receivable
SCHEDULE 2.16              Compensation Arrangements
SCHEDULE 2.17              Operations
SCHEDULE 2.18              Tangible Property
SCHEDULE 2.19              Intellectual Property
SCHEDULE 2.20              Employees
SCHEDULE 2.21              Employee Benefits
SCHEDULE 2.22              Environmental and Health and Safety Matters
SCHEDULE 2.23              Insurance
SCHEDULE 2.24              Licenses and Permits
SCHEDULE 2.25              Title; Liens
SCHEDULE 2.26              Compliance With Laws
SCHEDULE 2.27              Sufficiency of Subject Assets
SCHEDULE 2.28              Inventory
SCHEDULE 3.3               Consents

                  This ASSET PURCHASE AGREEMENT is dated as of April 8, 1999, by and among Star Bedding Products (1986) Limited, a corporation amalgamated and organized under the laws of the Province of Ontario (the "Company"), Cecil Brauer ("Brauer"), an indirect stockholder of the Company, Star Bedding Products Limited, a corporation organized under the laws of the Province of New Brunswick (the "Purchaser"), and Sleepmaster L.L.C., a New Jersey limited liability company ("Sleepmaster"). The Company, the Purchaser, Sleepmaster and Brauer are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein have the meaning as set forth in Article IX hereof.

                                    RECITALS:

                  WHEREAS, Brauer and a trust established by his family own a controlling interest in the outstanding capital stock of the Company;

                  WHEREAS, the Company is a licensee of Serta, Inc. ("Serta") and is engaged in the business of manufacturing and distributing mattresses and box springs including mattresses and box springs under the Serta brand name (the "Business"); and

                  WHEREAS, the Company wishes to sell, and the Purchaser wishes to purchase, the Subject Assets (as hereinafter defined), subject to the assumption by the Purchaser of certain liabilities of the Company comprising the Assumed Liabilities (as hereinafter defined) upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

                                    ARTICLE I

              ACQUISITION OF THE SUBJECT ASSETS; ASSUMPTION OF THE
                     ASSUMED LIABILITIES AND PURCHASE PRICE

                  1.1 Purchase of the Subject Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company agrees to sell, transfer, assign, convey and deliver to the Purchaser free and clear of all Liens (other than Permitted Liens), and the Purchaser agrees to purchase, acquire and accept from the Company, all of the right, title and interest in and to all of the assets, properties and rights owned or used by the Company in the operation of the Business as presently conducted and as conducted by the Company and its former subsidiary Burrell Bedding Limited on December 31, 1998, of every type and description, real, personal and mixed, tangible and intangible, wherever located, including those located at 53 Courtland Avenue, Concord, Ontario (the "Premises"), and whether or not reflected on the Books and Records of the Company (the foregoing are hereinafter collectively referred to as the "Subject Assets"), other than those assets, properties and rights which are specifically excluded pursuant to Section 1.2. Except as specifically excluded pursuant to Section 1.2, the Subject Assets include, without limitation, all of the right, title and interest of the Company in or to the following:

                  (a) Real Property Lease. (i) The lease of real property set forth on Schedule 2.13 hereto as to which the Company is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon set forth on Schedule 2.13 hereto, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such lease (such lease, as amended, extended or otherwise modified, the "Real Property Lease");

                  (b) Inventory. All inventories or raw materials, work-in-process, finished goods, consigned goods, merchandise, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted (including at the Premises), or located at suppliers' premises or customers' premises on consignment, in each case, which are used or held for use by the Company in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Company against suppliers of such inventories (the "Inventory");

                  (c) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the security agreements related thereto, including any rights of the Company with respect to any third party collection proceedings or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");

                  (d) Tangible Personal Property. In addition to the Inventory, all furniture, fixtures, equipment and machinery, all office supplies, computers and related equipment, telephones and related equipment, production supplies, spare parts, other miscellaneous supplies, and other tangible personal property used or held for use in the conduct of the Business at the locations at which the Business is conducted (including at the Premises) or at suppliers' premises or customers' premises on consignment, or otherwise used or held for use by the Company in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person;

                  (e) Personal Property Leases. The leases of tangible personal property set forth on Schedule 2.18 hereto as to which the Company is the lessor or lessee (the "Personal Property Leases");

                  (f) Business Contracts. In addition to the Real Property Lease, the Personal Property Leases and the Accounts Receivable, all contracts and other agreements entered into in the ordinary course of business consistent with past custom and practice to which the Company is a party and which are utilized in the conduct of the Business, including contracts and other agreements relating to suppliers, sales representatives, distributors, consultants, purchase orders, marketing and purchasing arrangements, manufacturing arrangements and facilities management agreements (the "Business Contracts");

                  (g) Prepaid Expenses. All prepaid expenses relating to the Business (to the extent assignable);

                  (h) Intellectual Property. All Intellectual Property owned or used by the Company (including everything listed on Schedule 2.19 attached hereto), along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, in each case together with all books, records, drawings, recipes, application or other indicia thereof, and in each case together with goodwill associated therewith;

                  (i) Licenses. All licenses, permits, franchises, approvals, authorizations, orders, registrations, certificates, variances and similar rights (including applications therefor), utilized in the conduct of the Business and the rights to all data and records held by any Governmental or Regulatory Body or other agency with respect thereto (collectively, the "Business Licenses");

                  (j) Vehicles. All motor vehicles owned or leased by the Company, described in Schedule 1.1 hereto;

                  (k) Security Deposits. All security deposits (including utility deposits) deposited by or on behalf of the Company as lessee, under the Real Property Lease or the Personal Property Leases (to the extent assignable);

                  (l) Balance Sheet Assets. Those assets, properties and rights of the Company reflected on the Latest Balance Sheet or otherwise referred to in this Agreement or any Schedule hereto, subject to changes in the ordinary course of business consistent with past custom and practice through the Closing Date;

                  (m) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Company or the Subjects Assets, except for the Corporate Records and Tax Returns (which will remain subject to Section 6.1 and 6.2 as applicable);

                  (n) Warranties. All rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold to or services provided to the Company for the Business, or affecting the property, machinery or equipment used in the conduct of the Business, or relating to the Subject Assets;

                  (o) Telephone Numbers. All transferable telephone exchange numbers;

                  (p) Claims. All claims, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to the Excluded Assets or Excluded Liabilities;

                  (q) Mail and Communications. The right to receive and retain mail and other communications and collections, including mail and communications from customers, suppliers, distributors, agents and others, which relate or pertain to the Subject Assets or the Business;

                  (r) Customer Information. All lists and records pertaining to customers, suppliers, distributors, personnel and agents (past or current) of the Business and all other files, documents, correspondence, drawings, and specifications, computer programs and business records of every kind and nature, in each case whether evidenced in writing, electronically (including by computer) or otherwise of the Business;

                  (s) Going Concern. All right, title and interest of the Company in the Business as a going concern, including the goodwill (if any) and all other intangible assets associated with the Business;

                  (t) Certifications. All certifications, ratings, listings and similar rights or benefits obtained from any customer or product certification organization; and

                  (u) Other Assets. All other property owned by the Company or Brauer which is used in the Business, other than the Excluded Assets.

                  1.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, the Purchaser shall not acquire and there shall be excluded from the Subject Assets the Company's interest in each of the following (the "Excluded Assets"):

                  (a) Cash and Cash Equivalents. All cash and cash equivalents wherever maintained or held;

                  (b) Corporate Records. The Corporate Records and Tax Returns of the Company;

                  (c) Life Insurance. The life insurance policies set forth on
Schedule 1.2(c) with respect to the life of Cecil Brauer and any and all rights thereto;

                  (d) Intercompany Loan Accounts. Any amounts owed to the Company or Brauer by their Affiliates;

                  (e) Other Matters. All rights of the Company and Brauer, under this Agreement and the documents and other papers delivered to the Company and Brauer by the Purchaser and Sleepmaster pursuant to this Agreement;

                  (f) Claims Related to Excluded Liabilities and Assets. All claims related to the Excluded Liabilities or Excluded Assets and all claims for reimbursement, refund or otherwise with respect to Taxes paid by or assessed against the Company and Brauer; and

                  (g) Specific Excluded Assets. The assets listed on Schedule 1.2(g) and any and all rights with respect thereto.

                  1.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, the Purchaser agrees that, on the Closing Date, the Purchaser shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, all of the following obligations and liabilities of the Company relating to the Business to the extent existing on the

Closing Date (the "Assumed Liabilities"). The Purchaser will not assume or have any responsibility with respect to any obligation or liability of the Company not included within the following Assumed Liabilities:

                  (a) Balance Sheet Liabilities. All undischarged current liabilities and obligations of the Company (including current liabilities for Taxes other than income Taxes) which relate to conduct of the Business prior to the Closing Date and are reflected on the face of the Closing Balance Sheet (as opposed to in the notes thereto) to the extent such liabilities (i) are properly recorded thereon and (ii) have been incurred in the ordinary course of business consistent with past custom and practice (other than as a result of any breach of contract, tort, infringement, claim or lawsuit); provided, that Assumed Liabilities shall not include any Indebtedness of the Company or any liabilities for income Taxes or liabilities to any Affiliates of the Company or Brauer other than Liabilities for business expenses incurred in the ordinary course of business which are accrued on the Closing Balance Sheet;

                  (b) Real Property Lease Obligations. All obligations of the Company under the Real Property Lease;

                  (c) Personal Property Lease Obligations. All obligations of the Company under the Personal Property Leases;

                  (d) Obligations Under Contracts and Licenses. All obligations of the Company under the Business Contracts and Business Licenses;

                  (e) Product Warranties. All obligations and liabilities of the Company in respect of its standard product warranties; provided, that with respect to products manufactured or sold by the Company during the period prior to the Closing Date, such products shall have been manufactured in accordance with the applicable specifications;

                  (f) Utility Charges and Other Payments. All obligations of the Company for utilities or other similar periodic payments;

                  (g) Worker's Compensation. All liabilities for worker's compensation claims arising from or relating to the Transferred Employees; and

                  (h) Transferred Employees. All liabilities for Transferred Employees pursuant to the terms and conditions of Section 6.7.

                  In the event of any claim against the Purchaser with respect to any of the Assumed Liabilities hereunder, the Purchaser shall have, and the Company does hereby assign to the Purchaser, any defense, counterclaim, or right of setoff which would have been available to the Company if such claim had been asserted against the Company.

                  1.4 Liabilities Not Assumed. Any provision of this Agreement to the contrary notwithstanding (and without implication that the Purchaser is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the Assumed Liabilities), the following liabilities (the "Excluded Liabilities") of the Company are excluded and shall not be assumed or discharged by the Purchaser:

                  (a) any liabilities and obligations of the Company (or any consolidated, affiliated or unitary group of which the Company is a member) with respect to Taxes for any period, except for current Taxes (other than income Taxes) that are properly accrued on the Closing Balance Sheet;

                  (b) any liabilities of the Company to any Affiliate of the Company or Brauer (including the obligations listed on Schedule 1.4(b));

                  (c) except as expressly provided in Section 6.7, any liabilities arising out of or in connection with any Employee Plans;

                  (d) any liabilities of the Company for injury to or death of persons or damage to or destruction of property (excluding any worker's compensation claims) regardless of when said claim or liability is asserted, including any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such claim or liability asserted after the Closing Date, but arising out of acts or omissions by the Company which occur before the Closing Date, shall be considered to be a claim against or a liability of the Company for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by the Purchaser;

                  (e) any liabilities of the Company arising out of infringement of the Intellectual Property rights of any Person;

                  (f) any liabilities not recorded on the Closing Balance Sheet for (i) medical, dental, disability income, life insurance or accidental death benefits, whether insured or self insured, for claims incurred or for sickness, injury or disabilities occurring prior to the Closing Date or (ii) severance benefits, for employees of the Company whose employment is terminated on or prior to the Closing Date or who do not accept the Purchaser's offer of employment;

                  (g) any and all liabilities arising out of violations of any Law or Order and any liabilities resulting from the contravention of any Environmental Law including, without limitation, for any Release of Hazardous Material and any failure to satisfy obligations in respect of matters of health and safety, in each case arising out of the period prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

                  (h) any liability in connection with any Action or Proceeding in respect of the Company or the Business arising out of the period prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

                  (i) any liabilities relating to the Excluded Assets of the Company;

                  (j) any liabilities of the Company with respect to Indebtedness;

                  (k) any liabilities relating to the capital stock of the Company; and

                  (l) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by the Purchaser pursuant to the provisions of Section 1.3.

                  1.5 Purchase Price.

                  (a) Subject to adjustment pursuant to Section 1.7, the aggregate purchase price (the "Purchase Price") for the Subject Assets to be purchased by the Purchaser from the Company hereunder shall be $25,500,000 which shall consist of: (i) $24,500,000 (the "Cash Payment"), and (ii) a subordinated promissory note of Sleepmaster Holdings L.L.C. in the form of Exhibit B attached hereto in an aggregate principal amount of $1,000,000 (the "Subordinated Note"), plus (iii) the assumption by the Purchaser of the Assumed Liabilities. All amounts expressed in this Agreement are expressed in Canadian Dollars.

                  (b) The Cash Payment shall be paid to the Company by the Purchaser as follows:

                      (i) the Purchaser has made a nonrefundable initial deposit of $125,000 to Miller Thomson, the Company's legal counsel, following the execution by the Purchaser and the Company of the January 8, 1999 letter agreement (the "Initial Deposit");

                      (ii) on March 31, 1999 the Purchaser made an additional nonrefundable deposit of $125,000 to Miller Thomson (the "Subsequent Deposit", and together with the Initial Deposit, the "Deposits");

                      (iii) the Purchaser shall deliver $1,000,000 (the "Indemnity Escrow Fund") to an escrow agent, to be mutually agreed upon by the Company and the Purchaser, (the "Escrow Agent") on the Closing Date as security for any amounts owed by the Company or Brauer pursuant to the indemnification provisions set forth in Section 7.2(a). The Indemnity Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit C hereto; and

                      (iv) the Purchaser shall pay $23,250,000 on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Company in writing not less than three (3) Business Days prior to Closing by Notice to the Purchaser.

In addition, the Subordinated Note shall be issued by Sleepmaster Holdings L.L.C. on the Closing Date to the Company. On the Closing Date, the Purchaser and the Company shall issue joint written instructions to Miller Thomson instructing it to deliver the total amount of the Deposits to the Company. If the Closing does not occur by 5:00 p.m. (Toronto time) on June 30, 1999, the Purchaser and the Company shall be deemed to have issued joint written instructions to Miller Thomson instructing it to deliver the total amount of the Deposits to the Company; provided, that the reason for the delay beyond June 30, 1999 shall not have been caused by any act or failure to act of the Company or Brauer.

                  (c) The Purchase Price will be allocated among the Subject Assets for all purposes (including Tax and financial accounting purposes) in the manner set forth in Schedule 1.5(c) (the "Allocation Schedule") or as otherwise agreed to in writing by the Purchaser and the Company (the "Purchase Price Allocation"). Each of the Parties hereto will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation.

                  1.6 Determination of Closing Net Working Capital.

                  (a) Definitions. The "Closing Net Working Capital" means the Net Working Capital as of the close of business on the Closing Date, as determined in accordance with Sections 1.6(b), (c) and (d) below.

                  (b) Closing Balance Sheet. On or before the 60th day after the Closing Date, the Purchaser will, at its own cost, prepare and deliver to the Company a consolidated balance sheet of the Company as of the close of business on the Closing Date which shall be audited by PricewaterhouseCoopers LLP (the "Purchaser's Accountant") (together with the related audit report of such firm the "Closing Balance Sheet"), and which shall set forth a calculation of the Closing Net Working Capital. The Closing Balance Sheet shall (x) be prepared in a manner consistent with the accounting principles, policies and procedures applied in the preparation of the Company's audited financial statements as of December 31, 1998 all of which are in conformity with GAAP, except as set forth on Exhibit A attached hereto (such accounting principles, policies and procedures and Exhibit A are collectively referred to herein as the "Accounting Principles") and (y) fairly present the financial position of the Company as of the Closing Date. With respect to the calculation of the accounts in the Closing Balance Sheet, no change in Accounting Principles shall be made from those utilized in preparing the Latest Balance Sheet (without regard to materiality), including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves (other than the reserve for doubtful accounts which the Parties agree shall be $50,000) or levels of accruals (other than with respect to accruals for volume rebates and co-op advertising which may be adjusted in an amount not to exceed $125,000). For purposes of the preceding sentence, a "change in Accounting Principles" shall include any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as any change in practices, methods, conventions or methodologies utilized in making accounting estimates. During the 30-day period immediately following the Purchaser's delivery of the Closing Balance Sheet, the Purchaser will provide the Company and the Company's accountant access to the Purchaser's records, and will use reasonable efforts to provide the Company's accountant access to the Purchaser's Accountant and the work papers of the Purchaser's Accountant related to the preparation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital. On or prior to the 30th day following Purchaser's delivery of the Closing Balance Sheet, the Company may give the Purchaser a written notice stating in reasonable detail the Company's objections (an "Objection Notice") to the Closing Balance Sheet. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth on the Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed final and binding upon the Parties upon delivery of the Objection Notice. If the Company does not give the Purchaser an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon the Parties and the Closing Net Working Capital set forth in the Closing Balance Sheet will constitute the Closing Net Working Capital for purposes of Section 1.6(a) above.

                  (c) Dispute and Amicable Resolution. If the Company gives a timely Objection Notice as described in Section 1.6(b) above, then the Purchaser and the Company will negotiate in good faith to resolve their disputes regarding the Closing Balance Sheet.

                  (d) Resolution by Independent Accounting Firm. If the Purchaser and the Company are unable to resolve all disputes regarding the Closing Net Working Capital on or prior to the 45th day after the Objection Notice is given, then the Purchaser and the Company will retain a firm of chartered public accountants chosen randomly by lot from among the "big five" accounting firms other than the Company's accountant and the Purchaser's Accountant (the "Independent Accounting Firm") to determine the Closing Net Working Capital as soon as practicable. The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and shall determine the Closing Net Working Capital in accordance with the guidelines and procedures set forth in this Agreement. The Closing Net Working Capital determined by the Independent Accounting Firm will be conclusive and binding upon the Parties and will constitute the Closing Net Working Capital for purposes of Section 1.6(a) above. The fees and expenses of the Independent Accounting Firm in connection with its determination of the Closing Net Working Capital will be paid one-half by the Company and one-half by the Purchaser.

                  1.7 Working Capital Purchase Price Adjustment. If the Target Net Working Capital exceeds the Closing Net Working Capital, then not later than the third business day after the Closing Net Working Capital is finally determined pursuant to Section 1.6, the Company will pay to the Purchaser an amount equal to such excess in immediately available funds to the account specified by the Purchaser. If the Closing Net Working Capital exceeds the Target Net Working Capital, then not later than the third business day after the Closing Net Working Capital is finally determined pursuant to Section 1.6 above, the Purchaser will pay to the Company an amount equal to such excess in immediately available funds to the account specified by the Company; provided, that in no event shall the Purchaser's obligation to the Company pursuant to this Section 1.7 exceed $1,250,000. Any amount to be paid pursuant to this
Section 1.7 will be treated as an adjustment to the Purchase Price for all purposes.

                  1.8 Elections. The Parties will use their commercially reasonable best efforts in good faith to minimize (or eliminate) any Transfer Taxes in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under applicable law (including, for greater certainty, making a joint election in a timely manner under Section 167 of the Excise Tax Act (Canada)) as may reasonably be requested by the Purchaser in connection with the Closing. Each of the Purchaser and the Company agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable and to designate in such election an amount equal to the portion of the Purchase Price allocated to Accounts Receivable pursuant to Section 1.5(c).

                  1.9 Closing Date. The consummation of the purchase and sale of the Subject Assets and the assumption of the Assumed Liabilities (the "Closing") shall be held at 10:00 a.m. (E.S.T.) on May 28, 1999 or at such other time and date as shall be mutually agreed to by the Parties (such date and time of the Closing being herein referred to as the "Closing Date") at the offices of Stikeman, Elliott, Suite 5300, Commerce Court West, Toronto, Canada or at such other location as shall be mutually agreed to by the Parties.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                            OF THE COMPANY AND BRAUER

                  As a material inducement to the Purchaser to enter into this Agreement and to purchase the Subject Assets hereunder, each of the Company and Brauer hereby jointly and severally represents and warrants to each of the Purchaser and Sleepmaster that the following statements contained in this
Article II are correct and complete as of the date hereof and as of the Closing Date (for purposes of this Article II, all references to the Company, except in Sections 2.1 and 2.2, shall include its predecessor corporations for periods prior to the amalgamation of the Company dated January 1, 1999):

                  2.1 Organization and Qualification. The Company is a corporation duly amalgamated, organized, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to (i) own, lease and operate its properties and assets as they are now owned, leased and operated, (ii) carry on the Business as now presently conducted and (iii) execute and deliver this Agreement and each Related Document to which it is a party and to carry out the terms hereof and thereof. The Company is duly qualified to do business in its jurisdiction of amalgamation, which is the only jurisdiction in which the Company conducts business and in which the Subject Assets are located.

                  2.2 Capitalization; Title to the Securities. As of immediately prior to the Closing, the authorized capital stock of the Company consists of an unlimited number of Class A and Class B Common Shares and Preferred Shares, issuable in Series. All of the issued and outstanding shares of capital stock of the Company are owned, directly or indirectly, beneficially and of record by the Persons as set forth on Schedule 2.2, free and clear of all Liens, except as set forth on Schedule 2.2. For purposes of this Section 2.2, "beneficially own" any shares of capital stock shall mean having or sharing the power to direct or control the voting or disposition of such shares of capital stock.

                  2.3 Authorization; No Breach. The Company's execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized, and all necessary corporate action has been taken by, each of the Company and the Persons listed on Schedule 2.2 above. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity), and all other agreements and instruments contemplated hereby to which the Company is a party, and when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the attached Schedule 2.3, the execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon any of the Company's capital stock or the Subject Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under,
(v) result in a violation of the articles of amalgamation or bylaws of the Company, or any Law to which the Company is subject, or any order, judgment or decree or any material agreement or instrument to which the Company is subject. The Company is not a party to or bound by any written or oral agreement or understanding with respect to an Acquisition Proposal or a Third Party Acquisition other than this Agreement, and the Company Group has terminated all discussions with third parties (other than the Purchaser) regarding Acquisition Proposals or Third Party Acquisitions, as such items are defined in Section 4.7 of this Agreement.

                  2.4 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental or Regulatory Body or other third party is necessary for the execution, delivery or performance of this Agreement by the Company and/or Brauer or the consummation of the transactions contemplated hereby, except for applicable requirements of the Bank Act and the Investment Canada Act (both of which are obligations of the Purchaser and/or Sleepmaster), the consent of Serta, Inc. and its stockholders and the consent of the Company's stockholders (both of which are obligations of the Company and Brauer), or as set forth on the attached Schedule 2.4.

                  2.5 Certificate of Amalgamation and By-Laws. The Company has heretofore delivered to the Purchaser true, correct and complete copies of its Certificate and Articles of Amalgamation(certified by the Director, Companies Branch, Minister of Consumer and Commercial Relations) and its By-Laws and all amendments thereto (certified by the secretary of the Company) which are in full force and effect on the date hereof.

                  2.6 Product Warranty. Each product manufactured, sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than liabilities in respect of the standard product warranties set forth on

Schedule 2.6 for products manufactured in accordance with the applicable specifications. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, indemnity, representation, warranty, condition, covenant or other agreement, express or implied, collateral, statutory or otherwise, beyond the applicable standard terms, statutory terms and conditions of sale. Schedule 2.6 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable representation, warranty, condition, covenant and guaranty provisions). The Company's liabilities for product returns and product warranties during fiscal year 1998 did not exceed 2% of the Company's Net Sales.

                  2.7 Financial Statements. Attached hereto as Schedule 2.7 are the following financial statements:

                  (a) the audited consolidated balance sheet of the Company as of December 31, 1998 (the "Latest Balance Sheet") and the audited consolidated balance sheets of the Company as of December 31, 1995, December 31, 1996, and December 31, 1997 and the related statements of consolidated income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

                  (b) the management prepared unaudited balance sheet of the Company as of February 28, 1999 and the related statements of income and cash flows (or the equivalent) for the 2-month period then ended. The management prepared unaudited balance sheet as of March 31, 1999 and the related statements of income and cash flows (or the equivalent) for the 3-month period then ended shall be delivered to the Purchaser and attached hereto promptly following the preparation thereof.

                  Except as set forth on Schedule 2.7, all of the foregoing financial statements (including in all cases the notes thereto, if any) are correct and complete and are consistent with the books and records of the Company (which books and records are correct and complete) and fairly present the financial condition, operating results and cash flows of the Company, and
(i) with respect to the financial statements described in clause (a) above, have been prepared in accordance with GAAP consistently applied throughout such financial statements and the periods covered thereby, and (ii) with respect to the financial statements described in clause (b) above, have been prepared in a manner consistent with the management prepared financial statements prepared for all prior monthly periods but may not be in accordance with GAAP.

                  2.8 Undisclosed Liabilities. Except as set forth on the attached Schedule 2.8, the Company has no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, or demand against the Company giving rise to any liability), other than: (i) liabilities set forth on the liabilities side of the Latest Balance Sheet (excluding any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, tort, infringement or other lawsuit) and
(iii) other liabilities and obligations expressly disclosed on Schedule 2.8.

                  2.9 No Material Adverse Change. Except as set forth on
Schedule 2.9, since December 31, 1998, there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Company, nor does the Company have knowledge of any such threatened change, nor has there been any damage, destruction or loss which could have a Material Adverse Effect on the Business or the Subject Assets.

                  2.10 Tax Matters.

                  (a) Except as set forth on the attached Schedule 2.10

                      (i) the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of such balance sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

                      (ii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Subject Assets.

                      (b) The Subject Assets consist of all or substantially all of the assets used in carrying on the Business for purposes of the Income Tax Act (Canada) and the Excise Tax Act (Canada).

                      (c) The Company has not acquired property from, or disposed of property to, any Person with whom it does not deal at arm's length for the purposes of the Income Tax Act (Canada) for proceeds less than the fair market value thereof.

                      (d) The Company is a registrant for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada).

                      (e) The Company is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

                  2.11 Litigation. Except as set forth on the attached Schedule 2.11, there are no (and, during the six years preceding the date hereof, there have not been any material) actions, suits, or proceedings (including any arbitration proceedings or dispute resolution process, orders, investigations or claims) pending or, to the Company's knowledge threatened, against or affecting the Company or pending or, to the Company's knowledge, threatened, against any of the officers, directors or employees of the Company or the Subject Assets, or pending or, to the Company's knowledge threatened, by the Company against any third party, at law or in equity, or before or by any Governmental or Regulatory Body (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any material grievance or arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and the Company has no knowledge of any basis for any of the foregoing. The Company is fully insured with respect to each of the outstanding or unresolved matters set forth on the attached Schedule 2.11. The Company is not subject to any judgment, order or decree of any Governmental or Regulatory Body and the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which would reasonably be expected to have a Material Adverse Effect.

                  2.12 Contracts and Other Agreements.

                  (a) Except as expressly contemplated by this Agreement or as set forth on the attached Schedule 2.12, the Company is not a party to or bound by any written or oral:

                      (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

                      (ii) collective bargaining agreement or any other contract with any labor union, severance or termination agreements, programs, policies or arrangements;

                      (iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (i) providing annual cash or other compensation in excess of $75,000, (ii) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (iii) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason without penalty or liability, except for oral contracts of indefinite duration terminable by the Company without cause on reasonable notice in accordance with applicable Law;

                      (iv) contract or agreement involving any Governmental or Regulatory Body;

                      (v) agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements;

                      (vi) Guarantee, other than endorsements made for collection in the ordinary course of business consistent with past custom and practice;

                      (vii) lease or agreement under which the Company is (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (ii) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                      (viii) contract or group of related contracts with the same party or group of affiliated parties for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or services under which the undelivered balance since December 31, 1998 of such products and services has a selling price in excess of $25,000;

                      (ix) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company upon 30 days' or less notice without penalty or involving more than $25,000;

                      (x) contract relating to the marketing, sale, advertising or promotion of its products;

                      (xi) agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

                      (xii) license, royalty, indemnification or other agreement with respect to any intangible property (including any Intellectual Property);

                      (xiii) broker, agent, sales representative, sales or distribution agreement;

                      (xiv) power of attorney or other similar agreement or grant of agency;

                      (xv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

                      (xvi) other agreement which involves a consideration in excess of $25,000 annually, whether or not in the ordinary course of business consistent with past custom and practice.

                  (b) All of the contracts, agreements and instruments set forth or required to be set forth on the attached Schedule 2.12 (the "Material Contracts") are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). Each of the Material Contracts shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby. The Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract; and the Company has no knowledge of any breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract.

                  (c) The Purchaser has been supplied with a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto.

                  2.13 Real Property.

                  (a) The Company does not own any real property.

                  (b) The Real Property Lease is in good standing and the Company has a good and valid leasehold interest in and to the property thereby demised (the "Leased Real Property"), subject to no Liens (other than Permitted Liens). The Real Property Lease is in full force and effect and is enforceable in accordance with its terms, all rents and additional rents have been paid, no waiver, indulgence or postponement of the lessee's obligations has been granted by the landlord, and to the knowledge of the Company, all of the covenants to be performed by the parties (other than the Company) under the Real Property Lease have been fully performed. There exists no event of default or event, occurrence, act or condition (including the purchase of the Subject Assets) which, with the giving of notice, the passage of time or both or the happening of any other event or condition, could become a default under the Real Property Lease. The Leased Real Property is adequate and suitable for the purposes for which it is presently being used and the Company has adequate rights of ingress and egress into the Leased Real Property for the operation of the Business in the ordinary course. The Company has previously delivered to Purchaser a true and complete copy of the Real Property Lease. Except as described on Consents
Schedule 2.4, no consent, waiver, approval or authorization is required from the landlord under the Real Property Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (c) The Leased Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business. Other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property. The Leased Real Property is in good condition and repair and is sufficient and appropriate for the conduct of the business of the Company. To the best knowledge of the Company, the Leased Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated. Except as set forth on Schedule 2.13(c), there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property. All improvements located on the Leased Real Property have direct access to a public road adjoining such Leased Real Property. Except as set forth on Schedule 2.13(c), no such improvements or accessways encroach on land not included in the Leased Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Leased Real Property. Except as set forth on Schedule 2.13(c), there is no pending or any threatened condemnation proceeding affecting any portion of the Leased Real Property. Except as set forth on Schedule 2.13(c), there are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Leased Real Property, any portion thereof or interest therein. The Company is not obligated to purchase any real property.

                  (d) The Company is not a party to any sublease, either as sublessor or sublessee.

                  2.14 Transactions with Affiliates. Except as set forth on
Schedule 2.14 and the Brauer Employment Agreement, no director, officer or Affiliate of the Company or Affiliate or Associate of such director or officer
(a) has any contractual or other claim, express or implied, of any kind whatsoever against the Subject Assets; or (b) will have as of the Closing Date any interest in any of the Subject Assets.

                  2.15 Accounts Receivable. All Accounts Receivable reflected on the Latest Balance Sheet, and all Accounts Receivable arising subsequent to the date of the Latest Balance Sheet (net of an allowance for doubtful accounts of $50,000), (a) have arisen from bona fide sales transactions in the ordinary course of business consistent with past custom and practice of the Company on ordinary trade terms, (b) represent valid and binding obligations due to the Company, enforceable in accordance with their terms, and (c) have been collected or are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim other than set-off for rebates, cooperative advertising and other similar allowances provided by the Company in the ordinary course of business consistent with past custom and practice. Schedule 2.15 lists any obligor which together with all of its Affiliates owes uncollected amounts to the Company in an aggregate amount of $25,000 or more.

                  2.16 Compensation Arrangements: Officers, Directors and Employees. Schedule 2.16 sets forth: (a) the name and current annual salary (or other compensation), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present officers, directors, employees and agents of the Company whose current annual salary (or other compensation), including any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $100,000 and
(b) the names and titles of all directors and officers of the Company. Except as specified on Schedule 2.20, the Company has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 2.16 or of any other Person if the increase would cause such Person to be required to be listed on Schedule 2.16. None of such Persons has made a threat or otherwise indicated any intent to the Company or to any of the officers or directors of the Company to cancel or otherwise terminate such Person's relationship with the Company.

                  2.17 Operations. Except as disclosed on Schedule 2.17 or expressly authorized by this Agreement, since December 31, 1998, through the date hereof, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and the Company has not:

                  (a) amended its certificate or articles of amalgamation (other than the amalgamation of the Company as of January 1, 1999) or by-Laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its business;

                  (b) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement or (ii) adopted, entered into or amended any arrangement which is, or would be, an Employee Plan;

                  (c) knowingly waived any right of material value to the Business;

                  (d) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of Inventory or material write-off as uncollectible of Accounts Receivable;

                  (e) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

                  (f) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business;

                  (g) (i) entered into any Material Contract, (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties other than sales of Inventory in the ordinary course of business consistent with past practice; or (iv) amended any Material Contract;

                  (h) except in the ordinary course of business consistent with past practice, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

                  (i) except for Inventory or equipment acquired in the ordinary course of business consistent with past practice, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                  (j) paid, directly or indirectly, any of its liabilities or obligations before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice, except to obtain the benefit of discounts available for early payment;

                  (k) created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $25,000 individually or in the aggregate;

                  (l) made any capital expenditures or commitments for capital expenditures in aggregate amount exceeding $25,000;

                  (m) delayed, postponed or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any Person to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivables;

                  (n) except in the ordinary course of business consistent with past practice, terminated or failed to renew any Material Contract; or

                  (o) agreed, whether orally or in writing, to do any of the foregoing.

                  2.18 Tangible Property. The Company owns or leases all categories of tangible personal property (other than Inventory), including equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, necessary for the conduct of the Business as presently conducted (collectively, the "Tangible Property") and Schedule 2.18 sets forth a description of any leases or subleases of Tangible Property to which the Company is the lessor, sublessor, lessee or sublessee and any options to purchase or sell the underlying property. The Tangible Property is in good operating condition and repair (subject to continued repair and replacement in the ordinary course of business consistent with past custom and practice) and is suitable for the purpose for which it presently is used and presently is prepared to be used. The Company has not received notice that any of the Tangible Property is in violation of any existing Law or Order. During the past three (3) years there has not been any interruption of the operations of the Company due to inadequate maintenance of the Tangible Property. Except as separately identified on Schedule 2.18, no approval or consent of any Person is needed so that the interest of the Company in the Tangible Property shall continue to be enforceable by the Purchaser following the transactions contemplated by this Agreement.

                  2.19 Intellectual Property.

                  (a) Set forth on Schedule 2.19 is a list of all (i) patented and registered Intellectual Property and applications therefor owned by the Company; (ii) material computer software and databases owned or used by the Company; (iii) material unregistered trademarks, trade names, service marks, copyrights and designs owned or used by the Company; and (iv) licenses and registered user agreements granted by the Company to any third party or by any third party to the Company, in each case with respect to Intellectual Property.

                  (b) (i) The Company owns or has a valid and enforceable license to use all Intellectual Property necessary for the operation of the Business as currently conducted, free and clear of any Liens or adverse claims;
(ii) there have been no claims by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Company or alleging that the Company has infringed or misappropriated any Intellectual Property of any third party; (iii) to the knowledge of the Company, no third party is infringing or misappropriating any Intellectual Property owned or used by the Company; and (iv) subject to obtaining the consent of Serta, Inc. and its stockholders referred to in Section 2.4, all Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing.

                  (c) Schedule 2.19 sets forth an outline of the procedures that the Company has taken to date and plans to take (together with a schedule of the target dates for the completion of each such planned procedure) to ensure that the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems ("Computer Systems") that are used or relied on by the Company in the conduct of the Business will be Year 2000 Compliant, and to the best knowledge of the Company such Computer Systems will be Year 2000 Compliant. The Company is using its commercially reasonable best efforts to ensure that the Computer Systems that are used or relied on by the Company in the conduct of the Business will be Year 2000 Compliant. "Year 2000 Compliant" means that none of the Computer Systems of a particular Person will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (d) The Company has made available to the Purchaser copies of all material in-house correspondence and memoranda and all material correspondence between the Company with any insurance companies, vendors, suppliers and service providers of the Company concerning whether such Persons are or expect to be Year 2000 Compliant.

                  (e) The Company has no knowledge, after reasonable inquiry, of any customer, supplier, contractor, distributor, insurance company, or other vendor or service provider which has failed to take commercially reasonable steps to be Year 2000 Compliant in any respect that would have a Material Adverse Effect on the Company.

                  2.20 Employees.

                  (a) Except as set forth on Schedule 2.20, the Company is not party to or bound by any contract or agreement for the employment of any Person.

                  (b) Except as set forth on Schedule 2.20, since December 31, 1998, no group of employees of the Company relating to the business has terminated, or given notice of his or her intent to terminate, employment with the Company. Except as set forth on Schedule 2.20, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, slowdown, work stoppage, material union grievance, material claim of unfair labor practice or other collective bargaining dispute relating to the Business since January 1, 1997. Except as set forth on Schedule 2.20, there is no pending union grievance or claim of unfair labor practice and to the knowledge of the Company no organizational effort is being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not received any notification of and to the knowledge of the Company no labor union has applied to have the Company declared a related employer pursuant to the Labor Relations Act (Ontario). The Company has not committed any unfair labor practice or violated any Canadian federal, provincial or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, pay equity, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals other than such practice or violations which would not cause a Material Adverse Effect.

                  (c) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The

Company has not implemented any plant closing or mass layoff of employees, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to the Purchaser.

                  (d) All current assessments which are due and payable under the Workplace Safety and Insurance Act (Ontario) in relation to the Company have been paid and there are no outstanding special or penalty assessments which are due and payable but unpaid.

                  (e) All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments in each case in respect of employees of the Company have been reflected in the Books and Records of the Company.

                  (f) The Company is in compliance with the requirements of the Pay Equity Act (Ontario) and no complaint has been received by the Company alleging a contravention of the Pay Equity Act (Ontario).

                  (g) Schedule 2.20 contains a complete and accurate list of the names of all individuals who are employees of the Company employed or engaged in the Business as of the date of this Agreement specifying their length of service, age, salary or hourly wage, title, commission or bonus structure and whether or not such employee is currently absent from employment for any reason and the expected date of return to active employment.

                  2.21 Employee Benefits.

                  (a) Schedule 2.21 lists and describes all Employee Plans. The Company has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, summary plan descriptions. The Company does not have, maintain or sponsor any pension plans, whether registered or unregistered, including group registered retirement savings plans other than as provided for Unionized Employees.

                  (b) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by the Company, or to the Company's knowledge any other party, to any Employee Plan and no taxes, penalties, or fees are owing or exigible under or in respect of any of the Employee Plans.

                  (c) The Company may unilaterally amend or terminate, in whole or in part, each Employee Plan subject only to the terms of the Employee Plans, approvals required by Laws and, with respect to amendment or termination, the collective agreements disclosed in Schedule 2.21.

                  (d) To the knowledge of the Company, no Employee Plan is subject to any pending investigation or examination and no other proceeding, action or claim is pending or has been initiated by any regulatory authority, or by any other party (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

                  (e) All contributions or premiums required to be paid by the Company under the terms of each Employee Plans or by Laws have been made in a timely fashion in accordance with Laws and the terms. Contributions or premiums for the period up to the Closing Date shall have been paid or accrued for on the Closing Balance Sheet.

                  (f) No commitments to improve or otherwise amend any Employee Plans have been made, except as required by applicable Laws.

                  (g) None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Employee Plan.

                  (h) All employee data necessary to administer each Employee Plan has been provided by the Company to the Purchaser and, to the Company's knowledge, is true and correct as of the date of this Agreement and the Company will notify the Purchaser of any changes thereto.

                  (i) None of the Employee Plans provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

                  2.22 Environmental and Health and Safety Matters.

                  Except as set forth on the attached Schedule 2.22:

                  (a) The Company has complied with and is currently in compliance with all Environmental Laws. The Company has not received any oral or written notice, report or information regarding any violations of or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental Laws which relate to the Company or any of its current or former properties or facilities.

                  (b) Schedule 2.22 lists all reports and documents relating to environmental matters affecting the Company or any of the Real Property and the Subject Assets. To the knowledge of the Company, there are no other reports or documents relating to environmental matters affecting the Company or any of the Real Property or the Subject Assets which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

                  (c) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental Laws for the occupancy of its properties or facilities or the operation of the Business. A list of all such permits, licenses and other authorizations is set forth on the attached Schedule 2.22.

                  (d) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (e) To the knowledge of the Company, none of the following exists or has ever existed at any property including the Leased Real Property or any facility owned, occupied or operated by the Company, nor has the Leased Real Property ever been used by any Person for any of the following uses:

                      (i) underground or aboveground storage tanks or systems, active or abandoned;

                      (ii) asbestos-containing materials in any form or condition;

                      (iii) materials or equipment containing polychlorinated
                            biphenyls;

                      (iv)  radioactive substances; or

                      (v) landfills, licensed or otherwise, surface impoundments or other disposal areas, including waste disposal areas.

                  (f) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to any Environmental Laws. To this end, the Company has not been required by any Governmental or Regulatory Body to alter any of the Real Property in a material way in order to be in compliance with Environmental Laws, or to perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

                  (g) To the knowledge of the Company, no properties adjacent to any of the Real Property are contaminated.

                  (h) To the knowledge of the Company, there are no contaminants located in the ground or in the groundwater under any of the Real Property.

                  (i) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws.

                  2.23 Insurance. Schedule 2.23 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits and setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder in respect of such pending claims) of all policies or binders of fire, liability, vehicular, and other insurance held by or on behalf of the Company. Such policies and binders are valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured. The Company is not in default with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 2.23, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. All known claims or circumstances likely to give rise to any claims, if any, made against the Company have been disclosed and tendered to the appropriate insurance companies and are being defended by such appropriate insurance companies in accordance with the policy terms and limits. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 2.23 will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on
Schedule 2.23 provides that premiums paid in respect of periods may be adjusted or recomputed based on claims-paying experience of such policies or otherwise.

                  2.24 Licenses and Permits. Schedule 2.24 lists all of the permits, licenses, registrations, orders, approvals and other governmental consents and authorizations of any Governmental or Regulatory Body (collectively, the "Permits") which the Company has obtained in connection with the Subject Assets including those located on the Premises, and those that are used to conduct the Business. Except as set forth on Schedule 2.24, no Permits (including Permits under Environmental Laws) are required to be obtained by the Company in connection with the Subject Assets or Business. All such Permits are in full force and effect and in good standing, except as separately identified on Schedule 2.24. The Company has not received any notice of any claim of revocation of any such Permits and the Company has no knowledge of any event which might give rise to such a claim. The Company has no knowledge of any fact or circumstances which would prevent the Purchaser from obtaining such Permits.

                  2.25 Title; Liens. The Company owns outright and has good and marketable title (except for leasehold interests specifically set forth on Schedule 2.13 and Schedule 2.18) to all of the Subject Assets, and no director, officer, Affiliate or Associate of the Company or Affiliate of such director or officer has any right, title or interest in or to any of the Subject Assets. At the Closing Date, the Company will have good and marketable title to all of the Subject Assets, in each case free and clear of any Lien, except for (a) Liens set forth on Schedule 2.25; (b) assets and properties disposed of in the ordinary course of business consistent with past custom and practice since the date of the Latest Balance Sheet without violation of Section 2.17 or 4.10; or
(c) Permitted Liens.

                  2.26 Compliance with Laws. Except as set forth in Schedule 2.26, the Company (a) is in compliance with all, and is not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that its is in violation in any material respect of, any Law or Order to which the Business or the Subject Assets (including the use and occupancy thereof) are subject and (b) the Company has not failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with the Business or the Subject Assets which failure would have a Material Adverse Effect on the Company. The Company has no knowledge of any proposed environmental, safety, health or other law, rule or regulation which could reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser, or which could reasonably be expected to require substantial new capital investments by the Purchaser in the Business.

                  2.27 Sufficiency of Subject Assets. The sale of the Subject Assets to be sold by the Company to the Purchaser pursuant to this Agreement will effectively convey to the Purchaser the entire Business of, and all of the tangible and intangible property used by, the Company (whether owned, leased or held under license by the Company, by any of the Affiliates of the Company or Brauer or by others) in connection with the conduct of the Business as presently conducted, including all tangible assets and properties of the Company reflected in the Latest Balance Sheet and assets and properties acquired since the Latest Balance Sheet Date in the conduct of the Business of the Company, other than the Excluded Assets and assets and properties disposed of in the ordinary course of business consistent with past custom and practice since such date without violation of this Agreement. Except as disclosed in Schedule 2.27, there are no material facilities, services, assets or properties shared with any other Person which are used by the Company.

                  2.28 Inventory. All the Inventory of the Company consists of raw materials and supplies manufactured and purchased parts, goods in progress, and finished goods, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged, or defective, subject only to the reserve for inventory shown on the Latest Balance Sheet and the reserve for inventory to be shown on the Closing Balance Sheet (as determined in accordance with GAAP consistently applied with respect to each such financial statement), and such inventory consists or shall consist of a quantity and quality usable and saleable in the ordinary course of business consistent with past custom and practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as otherwise disclosed on Schedule 2.28, all items included in the Inventory are the property of the Company, free and clear of any Lien, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Law or Order.

                  2.29 Product Liability. Except for ordinary course liabilities arising in a manner consistent with past custom and practice from the Company's standard warranties, the Company has no liability (and the Company has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

                  2.30 Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or Brauer is a party or to which the Company or Brauer is subject. The Company shall pay, indemnify, defend and hold the Purchaser harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                  2.31 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains with respect to the Business, the Subject Assets, or the Assumed Liabilities an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All information provided to the Purchaser and its agents by the Company and its Affiliates or their respective agents with respect to the Business, the Subject Assets, or the Assumed Liabilities is true, complete and correct in all material respects. All disclosures relating to the Company, the Business, the Subject Assets or the Assumed Liabilities contained in a particular section of this Agreement, the Exhibits, or the Schedules hereto are disclosed with respect to such section and shall be deemed disclosed for any other section of this Agreement, the Exhibits, or the Schedules which, based on the express language of such disclosure, would obviously apply.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As a material inducement to each of the Company and Brauer to enter into this Agreement and to sell the Subject Assets hereunder, each of the Purchaser and Sleepmaster hereby, jointly and severally, represents and warrants to each of the Company and Brauer that the following statements contained in this Article III are correct and complete as of the date hereof and as of the Closing Date.

                  3.1 Organization and Qualification. Each of the Purchaser and Sleepmaster is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and lawful authority to execute and deliver this Agreement and each related document to which it is a party and to carry out the terms hereof and thereof.

                  3.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which each of the Purchaser and Sleepmaster is a party or by which each of the Purchaser and Sleepmaster is bound have been duly authorized by such Person. This Agreement and all other agreements contemplated hereby to which any of the Purchaser and Sleepmaster is a party, when executed and delivered by such Person in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by each of the Purchaser and Sleepmaster of this Agreement and all other agreements contemplated hereby to which any of the Purchaser and Sleepmaster is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each of the Purchaser and Sleepmaster, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of the organizational documents of such Person, or any Law to which such Person is subject, or any agreement, instrument, order, judgment or decree to which such Person is subject.

                  3.3 Consents. No consent, approval or authorization of, or designation, declaration or filing with any Canadian or United States Governmental Entity or other third party is necessary for the execution, delivery or performance of this Agreement by each of the Purchaser and Sleepmaster or the consummation of the transactions contemplated hereby, except for applicable requirements of the Bank Act, the Investment Canada Act (both of which are obligations of the Purchaser and/or Sleepmaster), the consents of Serta, Inc. and its stockholders and the approval of the Company's shareholders (both of which are obligations of the Company and Brauer), or as set forth on the attached Schedule 3.3.

                  3.4 Brokers. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any of the Purchaser and Sleepmaster is a party or to which any of the Purchaser and Sleepmaster is subject. Each of the Purchaser and Sleepmaster shall pay, indemnify, defend and hold the Company harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                  3.5 No Prior Activity. The Purchaser was formed for the purpose of acquiring the Subject Assets of the Company and has not engaged in any activity as of the date hereof, except in connection with the transactions contemplated by this Agreement.

                  3.6 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All information provided to the Company or Brauer and their agents by the Purchaser and Sleepmaster and their Affiliates or their respective agents is true, complete and correct in all material respects.

                                   ARTICLE IV

                           PRECLOSING COVENANTS OF THE
                               COMPANY AND BRAUER

                  Each of the Company and Brauer hereby covenants and agrees with the Purchaser that from and after the date hereof to and including the Closing Date, the Parties shall do or refrain from doing the following:

                  4.1 Corporate Examinations and Investigations.

                  (a) From the date hereof, the Purchaser and the Purchaser's accounting, legal and other representatives shall be entitled, through their employees and representatives, full and complete access to make such investigation of management personnel, accountants, representatives, assets, properties, contracts, business and operations of the Company and the Company shall furnish such financial and operating data, business plans, strategic plans, books, records, Tax Returns, and other data of the Company as the Purchaser or its lenders may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therein. In order that the Purchaser and its lenders may have full opportunity to make such a business, accounting and legal review, examination or investigation as it or they may wish of the business and affairs of the Company, the Company shall furnish the representatives of the Purchaser and the Purchaser's accounting, legal and other representatives and its lenders during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Purchaser and its lenders and the Purchaser's accounting, legal and other representatives of all material facts affecting the financial condition and business operations of the Company.

                  (b) Until the Closing, and if the Closing shall not occur, thereafter, the Purchaser and its Affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, the Purchaser and its Affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning the management personnel, accountants, representatives, assets, properties, contracts, business and operations of the Company, unless (i) readily ascertainable from public or published information, or trade sources, (ii) already known or subsequently developed by the Purchaser independently of any investigation of the Company,
(iii) received from a third party not under an obligation to the Company to keep such information confidential, (iv) required by any Law or Order, (v) used in the preparation of and contained in the Offering Memorandum prepared in conjunction with the offering of the Senior Sub Notes or (vi) disclosed in the process of marketing the Senior Sub Notes. In the event this transaction does not close for any reason, the Purchaser and its Affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the Company.

                  4.2 Notice of Events. Each Party shall give prompt written notice to the other Parties of (i) any variances in any of its representations or warranties contained in this Agreement, (ii) any breach of any covenant hereunder by such Party, and (iii) any other material development which would render any of the conditions in Article V incapable of being satisfied.

                  4.3 Filings and Authorizations. Each of the Parties shall, as promptly as practicable after the execution of this Agreement, make, or cause to be made, all such filings, applications and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Subject Assets in accordance with the terms of this Agreement other than in connection with bulk sales laws.

                  4.4 Taxes. The Company shall pay and discharge when due and payable all Taxes, assessments and governmental charges imposed upon it or upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims in respect of labor, materials, supplies or services.

                  4.5 Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to fulfill all of the conditions set forth in Article V below and the execution and delivery of the agreements and instruments contemplated hereby to be executed and delivered at the Closing. In the event any claim, action, suit, investigation or other proceeding by any Canadian or United States Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

                  4.6 Mutual Assistance. The Company and the Purchaser agree that they will mutually cooperate in the expeditious filing of all applications, notices, reports and other filings with any Canadian or United States Governmental or Regulatory Body required to be submitted by any of the Company, the Purchaser and Sleepmaster or solely by any one of them in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

                  4.7 Exclusivity. The Company, or any of its representatives, officers, directors, agents, stockholders or Affiliates (all such persons and entities, the "Company Group") shall not directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a "Third Party Acquisition"), or knowingly provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under this Agreement. The Company shall (i) immediately notify the Purchaser if any member of the Company Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, (ii) communicate to the Purchaser in reasonable detail the terms of any such indication, request or proposal, and (iii) provide the Purchaser with copies of all written communications relating to any such indication, request or proposal. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement and the members of the Company Group have terminated all discussions with third parties (other than the Purchaser) regarding Acquisition Proposals or Third Party Acquisitions. The Company shall use its best efforts to cause each other member of the Company Group to comply with the provisions of this Section 4.7.

                  4.8 Name Changes. Simultaneously with the Closing, Brauer shall cause the Company to amend its certificate and articles of amalgamation or similar governing document to change its name to a name which does not contain the words "Star," Burrell," "Bedding," or substantially similar words. Following the Closing, the Company and Brauer agree that they will not and will cause their Affiliates to not use such words in connection with any other Person, business or activity.

                  4.9 Third Party Notices and Consents. The Company shall use its best efforts to (i) give required notices to third parties, (ii) obtain any required Consents (including the consents of Serta and its stockholders and the lessor of the Leased Real Property), and (iii) take any actions reasonably required by any third party, in each case in connection with the matters contemplated by this Agreement.

                  4.10 Operation of Business. During the period from the date hereof to the Closing Date, the Company shall operate the Business only in the usual and ordinary course of business consistent with past custom and practice and in accordance with all Laws and will preserve the goodwill and organization of the Business and the relationships with its customers, suppliers, employees and other Persons having business relations with the Company. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of the Purchaser, the Company covenants that:

                  (a) the Company shall not, directly or indirectly, except as expressly contemplated by this Agreement, take or omit to take any action that would require disclosure under Section 2.17 hereof or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement; and

                  (b) the Company will use its commercially reasonable best efforts to (1) preserve intact the organization and goodwill of the Company, (2) keep available the services of each of its officers, employees and sales representatives, and (3) maintain satisfactory relationships with each of its material suppliers and customers.

                  (c) the Company shall not sell, assign, transfer, lease, license, or abandon any of its assets, tangible or intangible, except in the ordinary course of business consistent with past custom and practice for a fair consideration.

                  4.11 Press Release and Announcements. No Party shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. The foregoing notwithstanding, any such public announcement may be made if required by applicable Law or a securities exchange rule, provided that, the Party required to make such public announcement shall confer with the other Parties concerning the timing and content of such public announcement before the same is made.

                  4.12 Compliance with Agreements and Laws. The Company shall
(i) comply with all material obligations pursuant to any Material Contract, whether oral or written, express or implied and (ii) comply in all material respects with all applicable Laws.

                  4.13 Registrations. The Purchaser will obtain a PST registration and a GST registration prior to the Closing.

                                    ARTICLE V

                       CONDITIONS PRECEDENT TO THE CLOSING

                  5.1 Conditions Precedent to the Obligations of the Purchaser to Complete the Closing. The obligations of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the
Purchaser:

                  (a) Representations, Warranties and Covenants. The representations and warranties of each of the Company and Brauer contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Company and Brauer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it or him on or prior to the Closing Date.

                  (b) Opinion of the Company's Counsel. The Purchaser shall have received from Miller Thomson an opinion with respect to the matters set forth in Exhibit D attached hereto, which shall be addressed to the Purchaser and dated as of the Closing Date.

                  (c) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                  (d) Consents and Approvals. The Company shall have made all filings and shall have obtained and delivered to the Purchaser all governmental and/or third party permits, authorizations, consents and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement (the "Consents") as set forth on the Schedule 2.4 and the Purchaser shall have received any governmental and/or third party consents, orders or approvals required to be obtained in connection with the transactions contemplated hereby, including the consents of Serta and its stockholders, the lessor of the Leased Real Property and the Canadian Minister of Finance pursuant to the Bank Act (Canada).

                  (e) Escrow Agreement. Each of the Company, the Purchaser and the Escrow Agent will have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (f) Material Adverse Change. Since December 31, 1998, there shall not have occurred any material adverse change, including any litigation, in the business, assets, condition (financial or otherwise), results of operations, cash flows, or prospects of the Business.

                  (g) Due Diligence. The Purchaser shall be satisfied in its reasonable discretion with the results of its business, legal, environmental and accounting due diligence review of the Business.

                  (h) Employment and Noncompetition Arrangement. The Purchaser shall have entered into an employment and noncompetition agreement with Brauer in form and substance satisfactory to Brauer and the Purchaser, and such employment and noncompetition arrangement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (i) Workers' Compensation Certificate. On or prior to Closing, the Company shall deliver to the Purchaser a Purchase Certificate issued from the Workplace Safety and Insurance Board (Ontario) confirming that as of the Closing, there are no amounts outstanding and owing to the Workplace Safety and Insurance Board in respect of the employees of Business.

                  (j) Real Estate Matters.

                      (i) A title insurance company selected by the Purchaser (the "Title Company") shall be willing to insure at standard rates the Purchaser's or its Affiliate's leasehold estate in any financeable Leased Real Property (a "Financeable Leasehold"), and the Purchaser's lender's ("Lender") mortgage lien on the Financeable Leasehold, in each case free and clear of all Liens (other than Permitted Liens) and including such endorsements and affirmative coverages as the Purchaser and Lender shall reasonably require. The Company shall, at the Purchaser's expense, provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages.

                      (ii) The Purchaser shall have obtained an up-to-date survey of the Leased Real Property, certified to the Company, the Lender, the Purchaser and the Title Company and showing no Liens except for Permitted Liens.

                      (iii) the Purchaser shall have received from the landlord under the Real Property Lease, in form and substance reasonably satisfactory to the Purchaser, written consent to:

                            (1) the registration of the Real Property Lease in
the appropriate land registry office;

                            (2) the mortgage by the Purchaser or its Affiliate
of the leasehold interest under the Real Property Lease; and

                            (3) the assignment of the Real Property Lease by the
Company to the Purchaser or its Affiliate and the exercise by the Purchaser or its Affiliate of the term extension option under the Real Property Lease, notwithstanding any language to the contrary contained in the Real Property Lease.

                      (iv) The Leased Real Property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

                      (v) The Purchaser shall have received from each mortgagee and ground lessor of the Leased Real Property, at the Purchaser's expense, a nondisturbance agreement in form and substance reasonably satisfactory to the Purchaser and the Lender.

                  (k) Closing Documents. At the Closing, the Company shall have delivered to the Purchaser all of the following:

                      (i) certified copies of the Articles of Amalgamation (including any amendments thereto), the by-laws and a Secretary's Certificate of the Company certifying all authorizing resolutions (including directors and shareholders and any committees of the foregoing) and the incumbency of the directors and officers of the Company executing this Agreement and the Related Documents;

                      (ii) a certificate of an officer of the Company, dated as of the Closing Date stating that the conditions specified in Sections 5.1(a),
(c), (d), (f) and (o) have been fully satisfied;

                      (iii) all Books and Records of the Company that relate to the Business or the Subject Assets (other than the Tax Returns and related and supporting materials and Corporate Records of the Company);

                      (iv) a Certificate of Status from the Ministry of Consumer and Commercial Relations of Ontario, in each case dated within 5 days prior to the Closing Date;

                      (v) A certificate of payment issued by the Minister of Finance (Ontario) under Section 6 of the Retail Sales Tax Act (Ontario) to the effect that, as of the Closing Date, all requisite taxes under such Act and similar legislation relating to the Subject Assets (other than relating to the conveyance and transfer of the Subject Assets to the Purchaser) have been paid by the Company;

                      (vii) The duly executed elections referred to in Section
1.8 in respect of (1) the sale of the Accounts Receivable pursuant to Section 22 on the Income Tax Act (Canada), and (2) the joint election pursuant to Section 167 of the Excise Tax Act (Canada);

                      (viii) An estoppel certificate or landlord's acknowledgment from the lessor under the Real Property Lease, confirming the matters set forth in Section 2.13, copies of any non-disturbance agreements with secured creditors of the landlord;

                      (ix) A Bill of Sale to transfer the Subject Assets to the Purchaser with a good title, free and clear of all Liens other than Permitted Liens;

                      (x) copies of all Consents; and

                      (xi) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its special counsel may reasonably request in a timely manner.

                  (l) Financing. The Purchaser and/or Sleepmaster shall have received at least $25.75 million of cash proceeds of the financing transactions in order to consummate the transactions contemplated hereby and to fund the ongoing working capital needs of the Business, all on terms and conditions satisfactory to the Purchaser.

                  (m) Release of Liens. The Company shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company and shall have delivered satisfactory evidence, as determined by the Purchaser, of such releases to the Purchaser.

                  (n) Transactions with Affiliates. All transactions, agreements or other arrangements with the Company, Brauer or any of their respective Affiliates to which any of the Subject Assets is subject, other than this Agreement and the Brauer Employment Agreement, shall have been terminated.

                  (o) Injunction, etc. At the Closing, there shall not be any Order outstanding against any Party or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Subject Assets.

                  (p) Conveyancing Documents. The Company shall have executed and delivered to the Purchaser an assignment and assumption agreement (an "Assignment and Assumption Agreement") in the form of Exhibit E hereto, and a Bill of Sale (a "Bill of Sale") in the form of Exhibit F hereto.

                  (q) Waiver. Any condition specified in this Section 2 may be waived if consented to in writing by the Purchaser.

                  5.2 Conditions Precedent to the Obligations of the Company and Brauer to Complete the Closing. The obligations of the Company and Brauer to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company and Brauer:

                  (a) Representations, Warranties and Covenants. The representations, warranties and covenants of each of the Purchaser and Sleepmaster shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Purchaser and Sleepmaster shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

                  (b) Escrow Agreement. Each of the Purchaser, the Company and the Escrow Agent will have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (c) Employment Agreement. The Purchaser and Sleepmaster shall have entered into the Brauer Employment Agreement in form and substance satisfactory to the Purchaser and Brauer and such employment agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (d) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                  (e) Opinion of the Purchaser's Counsel. The Company and Brauer shall have received from Stikeman, Elliot, special Ontario counsel to the Purchaser, Shanley & Fisher, special New Jersey counsel to the Purchaser and Stewart McKelvey Stirling Scales, special New Brunswick counsel to the Purchaser, an opinion with respect to the matters set forth in the attached Exhibit G-1, G-2 and G-3, respectively, which shall be addressed to the Company and Brauer and dated as of the Closing Date.

                  (f) Closing Documents. At the Closing, the Purchaser shall have delivered to the Company all of the following:

                      (i) a certificate of an officer of the Purchaser and Sleepmaster, dated as of the Closing Date, stating that the conditions specified in Section 5.2(a), (d), (g) and (h) shall have been fully satisfied;

                      (ii) certified copies of the Articles of Organization (including any amendments thereto) of the Purchaser;

                      (iii) the by-laws of the Purchaser;

                      (iv) a Secretary's Certificate of the Purchaser and Sleepmaster certifying all authorizing resolutions and the incumbency of the officers of such Person executing this Agreement and the Related Documents; and

                      (v) the Assignment and Assumption Agreement executed by the Purchaser.

                  (g) Consents and Approvals. The consent of the Canadian Minister of Finance pursuant to the Bank Act shall have been obtained in connection with the transactions.

                  (h) Injunction, etc. At the Closing, there shall not be any Order outstanding against any Party or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Subject Assets.

                  (i) Conveyancing Documents. The Purchaser shall have executed and delivered to the Company the Assignment and Assumption Agreement and the Bill of Sale.

                  (j) Waiver. Any condition specified in this Section 5.2 may be waived if consented to in writing by the Company.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

                  The Parties covenant to take the following actions after the Closing Date:

                  6.1 Further Information; Assistance. (a) Following the Closing, each Party will afford to the other Parties, their counsel and accountants, during normal business hours, reasonable access to the Books and Records and other data relating to the Business, the Subject Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any Party or its Affiliates and (ii) for any other reasonable business purposes, including the preparation of Tax Returns.

                  (b) The Company, on the one hand, and the Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The Party requesting assistance shall reimburse the other Party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.1 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be kept confidential by the Parties hereto.

                  6.2 Record Retention. Each Party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business, the Subject Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such Books and Records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other Party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other Party, at the other Party's expense, custody of such Books and Records as such Party may intend to destroy.

                  6.3 Post-Closing Transfer Taxes. The Purchaser agrees to pay all sales, use, transfer, real property transfer, recording, gains, stock transfer, value added and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement.

                  6.4 Accounts Receivable; Mail.

                  (a) In the event that any payment of the accounts receivable or other asset included in the Subject Assets is received by the Company after the Closing Date, the Company will hold such amounts received or paid as trustee for and remit such payments to the Purchaser by wire transfer of immediately available funds as soon as practicable (and in any event within two (2) Business Days following receipt thereof).

                  (b) The Company authorizes and empowers the Purchaser from and after the Closing Date (i) to receive and open mail addressed to the Company and
(ii) to deal with the contents thereof in any manner the Purchaser sees fit; provided, in the case of clause (ii), such mail and the contents thereof relate to the Subject Assets or otherwise to the Business or to any of the Assumed Liabilities. Each Party agrees to deliver to the relevant Party promptly upon receipt of any mail, checks or documents which it receives to which it is not entitled by reason of this Agreement or otherwise and to which that other Party is entitled.

                  6.5 No Assignment Causing Breach. Notwithstanding anything in this Agreement, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, Business License, Business Contract, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other Person would constitute a breach thereof or in any way adversely affect the rights to be assigned. Until such consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect the rights of the Company thereunder so that the Purchaser would not in fact receive all such rights, each of the Company and the Purchaser will cooperate with each other to provide the Purchaser the benefits of, and to permit the Purchaser to assume all liabilities under, any such claim, contract, Business License, Business Contract, lease, commitment, sales order or purchase order, including enforcement at the request and expense of the Purchaser for the benefit of the Purchaser of any and all rights of the Company against a third party thereto arising out of the breach or cancellation thereof by such third party; and any transfer or assignment to the Purchaser by the Company of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

                  6.6 Insurance Coverage. If any of the insurance policies listed on Schedule 2.23 cannot be assigned to the Purchaser on the date hereof, at the Purchaser's request and expense, including payment of all premiums, before or after the date hereof, the Company shall use reasonable efforts to have the Purchaser named as an additional insured and loss payee, as its interest may appear, on all such current insurance policies maintained by the Company covering time periods beginning prior to the date hereof and extending beyond the date hereof, until the expiration date of such policy or policies. With respect to any liabilities of the Company which the Purchaser has agreed to assume pursuant to this Agreement or to indemnify the Company pursuant to
Section 7.2 or any other liabilities to which the Purchaser may become subject for pre-Closing occurrences, in each case to the extent such liabilities may be covered by insurance maintained by the Company or as to which the Company is an additional insured, the Company agrees, at the Purchaser's request, to prosecute diligently any insurance claims which may be asserted in respect thereof and to promptly notify the Purchaser of the assertion of each such claim. From and after the date hereof in the event that the Company recovers insurance proceeds in respect of any amounts in respect of the liabilities described in the preceding sentence, the Company shall promptly remit such proceeds to the Purchaser and the Purchaser shall pay such liabilities with such proceeds.

                  6.7 Employee Matters.

                  (a) The Company agrees to provide the Purchaser with an up-to-date list of the names of all unionized and non-unionized employees of the Company employed in the Business (collectively, the "Employees" and individually the "Unionized Employees" and the "Non-Unionized Employees") at least two Business Days and not more than five Business Days prior to the Closing Date.

                  (b) The Purchaser shall offer employment, effective as of the Closing Date, to all Non-Unionized Employees on terms and conditions of employment which are substantially similar in the aggregate to the terms and conditions of employment as are then applicable to the Non-Unionized Employees (except Brauer, whose employment shall be pursuant to the terms and conditions of the Brauer Employment Agreement).

                  (c) The Purchaser will be the successor to the Company under the collective agreement disclosed on Schedule 2.20 and applicable to the Unionized Employees pursuant to the provision of applicable labor legislation and on and after the Closing Date will be bound by and observe all of the terms, conditions, rights and obligations of the Company under the collective agreement.

                  (d) The Non-Unionized Employees who accept and commence employment with the Purchase and the Unionized Employees shall be referred to herein as "Transferred Employees".

                  (e) The Purchaser will provide Transferred Employees with benefits under the Purchaser's employee plans which are substantially similar in the aggregate to those provided to such

Transferred Employees pursuant to the Employee Plans of the Company set forth in
Schedule 2.21 and will provide Unionized Employees with such benefits as shall be required under the terms of any applicable collective agreement.

                  (f) Except as otherwise provided in this Section 6.7 or as required by the terms of the collective agreement, the terms of the Transferred Employee's employment shall be on such terms and conditions as the Purchaser, in its sole discretion, shall determine. The Purchaser will recognize, to the extent previously recognized by the Company, the service of the Transferred Employees for all purposes, including eligibility to participate in any of the Purchaser's employee plans, vesting in such plans, determination of benefits and entitlement to notice of termination of employment or pay in lieu thereof.

                  (g) Except for any of the following to the extent they are accrued liabilities on the Closing Balance Sheet, the Company will be responsible for and shall indemnify the Purchaser for (i) any liabilities for salary, wages, bonuses, commissions, vacation pay and other compensation payable to or in respect of the Employees of the Company for the period immediately preceding the Closing Date; (ii) all costs in respect of the termination of any Employee of the Company (other than Transferred Employees) including all severance payments, damages for wrongful dismissal and all related costs and for greater certainty, all such costs in respect of the termination by the Company of the employment of any Non-Unionized Employee who does not accept the Purchaser's offer of employment; (iii) all premiums and contributions owing to the Employee Plans relating to employment of the Employees and all benefit claims incurred by the Employees and their dependants prior to the Closing Date. In addition, the Company shall retain responsibility for claims under the Employee Plans with respect to Employees who are not Transferred Employees or who are former employees of the Company, whether such claims are incurred before or after the Closing Date. For purposes hereof, a disability or sickness benefit claim will be deemed to be incurred on the date of the relevant service or supply was purchased or received.

                  6.8 Noncompete; Nonsolicitation.

                  (a) For a period of three (3) years following the Closing Date (the "Noncompete Period"), neither the Company nor Brauer shall directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit his name to be used by, provide services for, or in any manner engage in (x) any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) that manufactures any product or provides any service that may be used as a substitute for or otherwise compete with any product or service of the Business or (y) any business in competition with, or potential competition with, the Businesses of the Purchaser, within any geographical area in which any of Sleepmaster and its Subsidiaries has obtained or is in the process of obtaining a Serta license at any time during the Noncompete Period. For the avoidance of doubt, Brauer acknowledges that, in addition to his obligations pursuant to this
Section 6.8, he has agreed to be bound by the provisions of Section 5 of the Brauer Employment Agreement.

                  (b) During the Noncompete Period, neither the Company nor Brauer shall directly or indirectly (x) induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser, or in any way interfere with the relationship between the Purchaser and any employee thereof, including, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Purchaser, (y) hire any person who was an employee of the Purchaser, or (z) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Business to cease doing business with the Purchaser, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Purchaser, provided that the foregoing shall not prohibit Brauer from hiring members of his family during the Noncompete Period if Brauer is no longer employed by the Purchaser.

                  (c) Each of the Company and Brauer agrees and acknowledges that: (i) the covenants set forth in this Section 6.8 are reasonably limited in both time and geographical scope and in all other respects, (ii) the covenants set forth in this Section 6.8 are reasonably necessary for the protection of the Purchaser, (iii) the Purchaser would not have entered into this Agreement but for the covenants of the Company and Brauer contained herein, and (iv) the covenants contained herein have been made in order to induce the Purchaser to enter into this Agreement.

                  (d) If, at the time of enforcement of this Section 6.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  (e) Each of the Company and Brauer recognizes and affirms that in the event of his breach of any provision of this Section 6.8, money damages would be inadequate and the Purchaser would have no adequate remedy at law. Accordingly, the Company agrees that in the event of a breach or a threatened breach by either of the Company or Brauer of any of the provisions of this
Section 6.8, the Purchaser, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

                  6.9 Further Assurances. From and after the Closing, each of the Purchaser and the Company will, and will cause its respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment, assumption and delivery and such consents, assurances, powers of attorney and other instruments and take such other action as reasonably may be necessary to in order to vest in the Purchaser all right, title and interest of the Company in and to the Subject Assets and to otherwise further effectuate and carry out the transactions contemplated by this Agreement and the Related Documents, including the retention by the Company of the Excluded Liabilities and the assumption by the Purchaser of the Assumed Liabilities. The Purchaser agrees to make the appropriate post-closing notification pursuant to the Investment Canada Act.

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

                  7.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall survive the Closing as follows:

                  (a) the representations and warranties in Section 2.10 (Tax Matters) shall terminate on the sixtieth (60th) day following the expiration of the applicable statutes of limitations (after giving effect to any extensions or waivers thereof);

                  (b) the representations and warranties in Sections 2.2 (Capitalization; Title to Securities), Sections 2.3 and 3.2 (Authorization; No Breach), Sections 2.30 and 3.4 (Brokers), Section 2.14 (Transactions with Affiliates), Section 2.18 (Tangible Property), Section 2.25 (Title; Liens), and
Section 2.27 (Sufficiency of Subject Assets) shall terminate on the fourth anniversary of the Closing Date;

                  (c) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall terminate on the second anniversary of the Closing Date; provided, that any representation or warranty in respect of which indemnity may be sought under Section 7.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if a notice setting out in reasonable detail the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

                  7.2 General Indemnification.

                  (a) Indemnification for the Benefit of the Purchaser by each of the Company and Brauer. Following the Closing and subject to the provisions of this Article VII, each of the Company and Brauer jointly and severally, shall indemnify the Purchaser and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Company Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Company Indemnified Parties as and when incurred for any direct or indirect loss, liability, demand, claim, action, cause of action, cost, damage (excluding consequential damages and damages for lost profits), deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys', consultants' and experts' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such Company Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any facts or circumstances which constitute a breach of any representation or warranty of any of the Company and Brauer under this Agreement, or in any of the certificates or other instruments or documents furnished by any of the Company and Brauer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by any of the Company and Brauer under this Agreement or (iii) any Excluded Liabilities. If and to the extent any provision of this Section 7.2 is unenforceable for any reason, each of the Parties hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.2 which would be enforceable under applicable Law.

                  (b) Indemnification for the Benefit of each of the Company and Brauer by each of the Purchaser and Sleepmaster. Following the Closing, the Purchaser and Sleepmaster shall indemnify the Company and Brauer and their respective Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") and save and hold them harmless against any Losses which the Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any facts or circumstances which constitute a breach of any representation or warranty of the Purchaser or Sleepmaster under this Agreement, or in any of the certificates or other instruments or documents furnished by the Purchaser or Sleepmaster pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser and Sleepmaster under this Agreement; or (iii) any Assumed Liabilities or Transfer Taxes.

                  (c) Manner of Payment.

                      (i) Subject to Section 7.2(f), any indemnification obligations of each of the Company and Brauer pursuant to Section 7.2(a) shall be satisfied out of the Indemnity Escrow Fund or, following the release of all or any portion of the Indemnity Escrow Fund to the Company or Brauer, shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Company Indemnified Party within 15 days after the determination thereof.

                      (ii) Any indemnification obligations of the Purchaser or Sleepmaster pursuant to Section 7.2(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnified Party within 15 days after the determination thereof.

                  (d) Instructions to Escrow Agent. In the event of a determination that a payment is due to any Company Indemnified Party, the Purchaser and the Company shall issue joint written instructions to the Escrow Agent to distribute a portion of the Indemnity Escrow Fund equal to such payment.

                  (e) Defense of Third Party Claims. Any Person making a claim for indemnification under this Section 7.2(e) (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense it shall first demonstrate to the Indemnitee in writing such Indemnitor's financial ability to provide full indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that:

                      (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

                      (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if: (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be severely detrimental to or materially injurious to the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) a conflict of interest exists between the Indemnitor and the Indemnitee (other than the mere existence of the Indemnitor's obligation to indemnify the Indemnitee pursuant to this Section 7.2) which renders the Indemnitor incapable of defending against any such claim or prevents the fair representation of the Indemnitee; or (5) the Indemnitor failed or is failing to vigorously prosecute or defend such claim;

                      (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

                      (iv) if the claim for Indemnification relates to Taxes, the Indemnitor's rights to control the defense of such matter shall extend only to the specific issue for which indemnification is claimed (and not the entire return or taxable period).

                  (f) Limitations on Indemnification. Notwithstanding any provision herein to the contrary, the maximum liability of the Company and Brauer, together, with respect to any and all Losses suffered by the Company Indemnified Parties as a result of any facts or circumstances which constitute a breach of any representation or warranty contained in this Agreement shall be an aggregate amount equal to $1,000,000; provided, that each of the Company and Brauer will only be required to indemnify the Company Indemnified Parties for any breaches of the representations and warranties described in Section 7.1(c) if such Losses in the aggregate exceed $100,000 (the "Basket Amount") and then only to the extent such Losses exceed the Basket Amount up to the maximum amount.

                  (g) Other Indemnification Provisions. The provisions of
Section 7 shall be the exclusive remedy and procedure for all claims for breach or indemnification pursuant to this Agreement or the Schedules hereto; provided, however that any (i) finding by a court of competent jurisdiction for common law fraud, or (ii) suit for specific performance with respect to matters addressed in Sections 4.7 or 6.8, shall not be subject to the limitations set forth in this Section 7.2.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                      (i) by the mutual written consent of the Parties;

                      (ii) by the Purchaser if the Purchaser shall have received notice of a breach of the representations and warranties set forth in Article II or a breach of a covenant hereunder which in either case renders the condition in Section 5.1(a) incapable of being satisfied; or

                      (iii) by the Company if the Company shall have received notice of a breach of the representations and warranties set forth in Article III or a breach of a covenant hereunder which in either case renders the condition in Section 5.2(a) incapable of being satisfied; or

                      (iv) by the Purchaser on the one hand, or the Company on the other hand, if the transactions contemplated hereby have not been consummated by June 30, 1999; provided, that the reason for the delay beyond June 30, 1999 shall not have been caused by the Party initiating such termination.

                  8.2 Effect of Termination. In the event of termination of this Agreement as provided above:

                      (a) this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in the second to last sentence of Section 4.7 and in Sections 4.1(b), 10.1, 10.5, 10.6, 10.8, 10.10, 10.11, 10.15, and 10.16 shall survive such termination indefinitely, and except that nothing in this Section 8.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement; and

                      (b) the Purchaser and the Company shall be deemed to have issued joint written instructions to Miller Thomson instructing it to deliver the total amount of the Deposits to the Company; provided, that the reason for termination shall not have been caused by any act or failure to act of the Company, in which case the Deposits shall be returned to the Purchaser.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

                  9.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  "Accounts Receivable" has the meaning specified in Section 1.1(c).

                  "Accounting Principles" has the meaning specified in Section 1.6(b).

                  "Acquisition Proposal" has the meaning specified in Section
4.7.

                  "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

                  "Affiliate" of any Person means (i) any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and includes (a) any partner, shareholder, officer, director or employee of a particular Person, and (b) any individual related by blood, marriage or adoption to a Person or any partner, shareholder, officer, director or employee of a particular Person, or (ii) any Person in which any of the foregoing owns a beneficial interest. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

                  "Agreement" means this Asset Purchase Agreement.

                  "Assignment and Assumption Agreement" has the meaning specified in Section 5.1(p).

                  "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or any child or sibling of such Person or such Person's spouse.

                  "Assumed Liabilities" has the meaning specified in Section
1.3.

                  "Base Rate" means the rate of interest announced from time to time by Citibank N.A. at its principal office in New York, New York as its prime commercial lending rate.

                  "Bill of Sale" has the meaning specified in Section 5.l(p).

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, Corporate Records, contracts and other agreements, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  "Brauer Employment Agreement" means the Employment Agreement by and among the Purchaser, Brauer, and Sleepmaster L.L.C., dated as of the date hereof, attached as Exhibit H hereto.

                  "Burrell" means Burrell Bedding Limited.

                  "Business Contracts" has the meaning specified in Section 1.1(f).

                  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in New York, New York or Toronto, Ontario.

                  "Business Licenses" has the meaning specified in Section
1.1(i).

                  "Cash Payment" has the meaning specified in Section 1.5(a).

                  "Closing" has the meaning specified in Section 1.9.

                  "Closing Balance Sheet" has the meaning specified in Section 1.6(b).

                  "Closing Date" has the meaning specified in Section 1.9.

                  "Company Group" has the meaning specified in Section 4.7.

                  "contracts and other agreements" means all executory contracts, agreements, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

                  "Corporate Records" of any Person means the corporate records of such Person, including, without limitation, all constating documents and by-laws, all minutes of meetings and resolutions of shareholders and directors (and any committees), and the share certificate books, securities register, register of transfers and register of directors.

                  "Deposits" has the meaning specified in Section 1.5(b).

                  "$ or Dollars" shall mean Canadian Dollars.

                  "Employee Plans" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers of directors of the Company maintained, sponsored or funded by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

                  "Environmental Law" means any and all applicable Laws pertaining to the protection of land, water, air, health, safety or the environment in force on the date hereof and on the Closing Date.

                  "Escrow Agreement" means the Escrow Agreement by and among the Purchaser, the Company, and the Escrow Agent substantially in the form of Exhibit C attached hereto.

                  "Excluded Assets" has the meaning specified in Section 1.2.

                  "Excluded Liabilities" has the meaning specified in Section
1.4.

                  "GAAP" means at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

                  "Governmental or Regulatory Body" means any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or any subdivision or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

                  "Guarantee" means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, to provide reimbursement, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business consistent with past custom and practice.

                  "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Body under any Environmental Law.

                  "Income Tax Act (Canada)" means the Income Tax Act, R.S.C., 1985, 5th Supplement, as amended from time to time.

                  "Indebtedness" means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including all principal, interest premiums, penalties, fees, expenses and brokerage costs), (ii) any obligations for deferred compensation, (iii) any obligations to pay the deferred purchase price of property or services (except for accounts payable in the ordinary course of business consistent with past custom and practice), (iv) any indebtedness evidenced by any note, bond, debenture or other debt security, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any indebtedness pursuant to a Guarantee,
(vii) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and
(viii) any indebtedness secured by a Lien on a Person's assets, but, in each case, excludes any liabilities included in the calculation of Closing Net Working Capital.

                  "Intellectual Property" means all (i) patents, patent applications and patent disclosures, as well as any reissues, continuations, continuations-in-part, divisional applications, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade, business, corporate and brand names, Internet domain names, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including any performing, author or moral rights) and registrations and applications for registration thereof, (iv) industrial designs, design patents and other designs and all registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software, data, data bases and documentation thereof, (vii) franchises, trade secrets and all other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (viii) all other intellectual and industrial property.

                  "Inventory" has the meaning specified in Section 1.1(b).

                  "knowledge" of the Company means the actual knowledge of Cecil Brauer and Cyril Brenman.

                  "Latest Balance Sheet" has the meaning as set forth in Section 2.7(a).

                  "Law" means any and all applicable laws including all statutes, codes, ordinances, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings, awards, decrees, rules, regulations, or other pronouncements, policies or guidelines and general principles of common and civil law and equity having the force and effect of law of Canada, any relevant foreign country or any domestic or relevant foreign state, country, city or other political subdivision or of any applicable Governmental or Regulatory Body.

                  "Lien" or "Liens" means any mortgage, pledge, hypothecation, security interest, encumbrance, assignment, encroachment, claim, lease, right of possession, other defect in title or lien, statutory or otherwise, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof in respect of the Subject Assets or the Business), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Personal Property Security Act (Ontario) or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

                  "Losses" has the meaning specified in Section 7.2.

                  "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the business, assets, properties, operations, income, prospects, condition (financial or otherwise) or customer, employee, distributor or supplier relations of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

                  "Material Contracts" has the meaning specified in Section 2.12(b).

                  "Net Sales" means the Company's sales less returns.

                  "Net Working Capital" means the excess of the current assets (other than cash and cash equivalents) of the Company as of the close of business on the date of determination over the consolidated current liabilities of the Company as of the close of business on the date of determination determined in accordance with GAAP on a basis consistent with the Company's consolidated audited financial statements as of December 31, 1998, except as adjusted below. Current assets will include (a) net accounts receivable; (b) inventories of raw materials, work in progress, finished goods and goods for resale; (c) prepaid assets (including point of purchase materials under the current advertising campaign and including deposits, to the extent transferable), except prepaid income taxes and deferred tax assets; and (d) other current assets. Current liabilities will include (i) trade accounts payable, (ii) accrued employee bonuses, payroll, benefit plan liabilities and vacation pay, (iii) accrued liabilities in the ordinary course of business consistent with past custom and practice, including, without limitation, accruals for customer allowances for rebates and advertising and customer deposits. Cash and cash equivalents, prepaid income taxes, deferred income Tax assets and liabilities, income Tax liabilities, Excluded Assets and Excluded Liabilities shall be excluded from the calculation of Net Working Capital.

                  "Order" means any order, writ, judgment, decree, injunction or similar order of any Canadian or United States Governmental or Regulatory Body, as applicable, in each case whether preliminary or final.

                  "Permits" has the meaning specified in Section 2.24.

                  "Permitted Liens" means (i) Liens for Taxes or assessments and similar charges, which are not delinquent, (ii) mechanics', materialmen's or contractors' Liens or encumbrances or any similar statutory Lien or restriction; provided, that such Liens are related to obligations not due or delinquent, are not registered against title to any Subject Assets and in respect of which adequate hold backs are being maintained as required by applicable Law for amounts not yet due and payable, (iii) zoning, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current occupation, use and operation of the Leased Real Property, and (iv) covenants, conditions, restrictions, easements and other similar matters currently of record affecting title to the Leased Real Property which do not materially impair the occupancy or use, value or marketability of the parcel of Leased Real Property which they encumber for the purposes for which it is currently used in connection with the Business of the Company.

                  "Person" means any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

                  "Personal Property Leases" has the meaning specified in
Section 1.1(e).

                  "Premises" has the meaning specified in Section 1.1.

                  "Real Property Lease" has the meaning specified in Section 1.1(a).

                  "Related Documents" means all documents and instruments to be executed by the Company in connection herewith, including the Subordinated Promissory Note, the Brauer Employment Agreement, the Escrow Agreement, the Bill of Sale and the Assignment and Assumption Agreement.

                  "Release" means any seeping, spilling, leaking, pumping, pouring, migrating, emitting, discharging, injecting, escaping, leaching, dumping, disposing, or the releasing of Hazardous Materials into the environment or migrating to or from the Leased Real Property.

                  "Senior Sub Notes" means the Senior Subordinated Notes of Sleepmaster, L.L.C. to be purchased by qualified institutional buyers through Merrill Lynch.

                  "Subordinated Note" has the meaning specified in Section
1.5(a).

                  "Tangible Property" has the meaning specified in Section 2.18.

                  "Target Net Working Capital" means $1.25 million.

                  "Tax Return" means any return, report, information return, election, designation or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, provincial, local or foreign taxing authority, whether disputed or not, including income, capital, estimated, excise, goods and services, business, property, sales, transfer, value added, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

                  "Third Party Acquisition" has the meaning specified in Section 4.7.

                  "Transfer Taxes" has the meaning specified in Section 6.3.

                  "Unionized Employees" has the meaning specified in Section 6.7

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Fees and Expenses. Except as otherwise set forth herein, each Party will be responsible for all of its own costs and expenses incurred in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

                  10.2 Remedies. Any Party having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law in accordance with the terms and conditions of this Agreement. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought against a Party, either in the same action or in separate actions, as often as a Party deems advisable, until all of the obligations to such Party are paid and performed in full in accordance with the terms and conditions of this Agreement.

                  10.3 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Parties. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

                  10.4     Successors and Assigns.

                  (a) This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company prior to the Closing, without the prior written consent of the Purchaser and except as otherwise provided by Section 10.4(b) below, neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or Sleepmaster without the prior written consent of the Company.

                  (b) The Purchaser may assign this Agreement and its rights and obligations hereunder to an Affiliate of Sleepmaster and to its lenders for collateral assignment purposes; provided, that no such assignment shall relieve the Purchaser or Sleepmaster from its obligations hereunder. Following the Closing Date, each of the Purchaser and Sleepmaster may assign this Agreement and its rights and obligations hereunder in connection with a merger or consolidation involving the Purchaser or in connection with a sale of all or substantially all of the stock or assets of the Purchaser; provided, that no such assignment shall relieve the Purchaser or Sleepmaster from its obligations hereunder.

                  10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  10.6 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

                  10.7 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

                  10.8 Entire Agreement. This Agreement and the Related Documents contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the letter of agreement dated January 8, 1999 by and among the Company and the Purchaser.

                  10.9 No Third-Party Beneficiaries. Except as provided in Sections 7.2(a) and 7.2(b), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder. The Company is and shall be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Purchaser Indemnified Parties and the Purchaser is and shall be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Company Indemnified Parties.

                  10.10 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                  10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

                  10.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

                           The Company:

                           Star Bedding Products (1986) Limited
                           53 Courtland Avenue
                           Concord, Ontario
                           L4K 3T2 Canada
                           Attention:  Mr. Cecil Brauer
                           Facsimile:  (905) 761-8230
                           with copies to:
                           (which shall not constitute notice to the Company)

                           Miller Thomson
                           20 Queen West
                           Suite 2500
                           Toronto Canada
                           M5H 3S1
                           Attention:  Brian Levett, Esq.
                           Facsimile:  (416) 595-8695

                           The Purchaser:

                           Sleepmaster L.L.C.
                           c/o Serta Mattress Company
                           2001 Lower Road
                           Linden, NJ 07036-6520
                           Attention:  Mr. Charles Schweitzer
                           Facsimile:  (732) 381-4455

                           with a copy to:
                           (which shall not constitute notice to the Purchaser)

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY 10022
                           Attention:  Kimberly P. Taylor, Esq.
                           Facsimile:  (212) 446-4900

                  10.13 Jurisdiction and Venue. Each of the Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the Ontario Court (General Division).

                  10.14 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE PURCHASER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

                  10.15 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                  10.16 Dispute Resolution.

                  (a) Arbitration. In the event of disputes between the Parties with respect to the terms and conditions of this Agreement (other than disputes with respect to Section 1.6), such disputes may be resolved by and through an arbitration proceeding to be conducted under the auspices of the International Commercial Arbitration Act and subject to the UNCITRAL Arbitration Rules thereof (or any like organization successor thereto). Such arbitration proceeding shall be conducted in as expedited a manner as is practical, and the arbitrator or arbitrators in any such arbitration (an "Arbitration") shall be persons who are expert in the subject of the dispute in the context of mergers and acquisitions. Both the foregoing agreement of the Parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the Parties hereto and may be specifically enforced by legal proceedings. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may, in its sole discretion, ask for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  (b) Procedure. The Arbitration shall be conducted before a panel of arbitrators selected in accordance with the UNCITRAL Arbitration Rules. Each Party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence of this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten (10) days following completion of the Arbitration.

                                    * * * * *

                  IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first written above.


                                            STAR BEDDING PRODUCTS (1986) LIMITED


                                            By:_________________________________
                                               Name:
                                               Title:



                                            ____________________________________
                                            CECIL BRAUER



                                            STAR BEDDING PRODUCTS LIMITED


                                            By:_________________________________
                                               Name:
                                               Title:



                                            SLEEPMASTER L.L.C.


                                            By:_________________________________
                                               Name:
                                               Title:

                                    EXHIBIT A

                               Exceptions to GAAP

No provision is made for warranties or returns.

The Parties agree that the allowance for doubtful accounts on the Closing Balance Sheet shall be $50,000.

Because of the Company's stated vacation policy for non-unionized employees of "use it or lose it," no vacation accrual has historically been required at the Company's year end, December 31, and the Company has historically not recorded any accrual during any interim period. In accordance with GAAP, the Closing Balance Sheet shall include an accrual for vacation pay.

                                    EXHIBIT B

                                Subordinated Note

                                    EXHIBIT C

                                Escrow Agreement

                                    EXHIBIT D

                        Opinion of the Company's Counsel

                                    EXHIBIT E

                       Assignment and Assumption Agreement

                                    EXHIBIT F

                                  Bill of Sale

                                    EXHIBIT G

                      Opinions of Counsel to the Purchaser

                                  May 18, 1999



First Union National Bank, as Agent
for the Lenders

                  and

The Lenders which are parties to the
Credit Agreement


         Re: $25,000,000 Credit Agreement dated as of the date hereof (the "Credit Agreement") among Sleepmaster L.L.C. (the "Borrower"), Sleepmaster Holdings L.L.C. (the "Parent") and certain subsidiaries of the Borrower identified therein as guarantors (together with the Parent, the "Guarantors"), the lenders identified therein (the "Lenders") and First Union National Bank, as Lender and as Administrative Agent for the Lenders (the "Agent").

Ladies and Gentlemen:

                  We have acted as counsel to the Borrower and the Guarantors in connection with the execution and delivery by each of them of the Credit Agreement and the other Loan Documents (as defined below), as applicable.

                  This opinion is given in accordance with the requirements of
Section 4.1(c) of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement. The Borrower and the Guarantors are collectively referred to herein as the "Company Parties" and each individually as a "Company Party".

                  In addition to the Credit Agreement, we have reviewed (a) the Revolving Note dated the date hereof issued by the Borrower to the Agent (the "Revolving Note"), (b) the Security Agreement among the Agent, the Borrower and the Guarantors of even date herewith (the "Security Agreement"), (c) the Pledge Agreement among the Agent, the Borrower and the Guarantors of even date herewith (the "Pledge Agreement"), (d) the Mortgage Instruments of even date herewith (the "Mortgages"). The Credit Agreement, the Revolving Note, the Security Agreement, the Pledge Agreement and the Mortgages, are referred to herein collectively as the "Loan Documents."

First Union National Bank
May 18, 1999
Page 2



                  We have also examined originals or copies of the Certificate of Formation and the limited liability company agreement of each of the Borrower, the Parent and Lower Road Associates, LLC (collectively, the "LLC Agreements"), and the Certificates or Articles of Incorporation and ByLaws of each of PBBC, Herr Manufacturing Company and Sleepmaster Finance Corporation (collectively, the "Charter Documents").

                  Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter and in the schedules attached to this opinion letter, it is our opinion that:

1. Borrower is a limited liability company active and in good standing under the Limited Liability Company Act of the State of New Jersey. For purposes of the foregoing opinion in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities in the State of New Jersey, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

2. Parent is a limited liability company active and in good standing under the Limited Liability Company Act of the State of New Jersey. For purposes of the foregoing opinion in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities in the State of New Jersey, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

3. Lower Road Associates, L.L.C. ("LRA") is a limited liability company active and in good standing under the Limited Liability Company Act of the State of New Jersey. For purposes of the foregoing opinion in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities in the State of New Jersey, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

4. PBBC is a corporation existing, and in good standing under the General Corporation Act of the State of Florida. For purposes of the foregoing opinion in this paragraph, we have relied exclusively upon the certificates issued by the governmental authorities in the State of Florida and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

5. Herr Manufacturing Company ("Herr") is a subsisting association under the Pennsylvania Corporation Law of the Commonwealth of Pennsylvania. For purposes of the foregoing opinion in this paragraph, we have relied conclusively upon the certificates issued by the governmental authorities in the Commonwealth of Pennsylvania, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

First Union National Bank
May 18, 1999
Page 3


6. Sleepmaster Finance Corporation ("Sleepmaster Finance") is a corporation existing and in good standing under the General Corporation Law of the State of Delaware. For purposes of the foregoing opinion in this paragraph, we have relied conclusively upon the certificates issued by the governmental authorities in the State of Delaware, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

7. Each Company Party has the corporate or limited liability company power (as the case may be) to execute and deliver the Loan Documents to which it is party, to borrow money under the Credit Agreement (in the case of Borrower), to pledge and grant or convey security interests in and liens upon its assets as collateral as required under the Loan Documents to which it is a party, and to perform its obligations under the Loan Documents to which it is party.

8. The Board of Advisors of Borrower has authorized Borrower's execution and delivery of the Loan Documents to which it is a party and performance of the Loan Documents to which it is a party. The Managing Member of Parent has authorized Parent's execution and delivery of the Loan Documents to which it is a party and performance of the Loan Documents to which it is a party. The Board of Advisors of LRA has authorized LRA's execution and delivery of the Loan Documents to which it is a party and performance of the Loan Documents to which it is a party. The Board of Directors of each of PBBC, Herr and Sleepmaster Finance has adopted by requisite vote the resolutions necessary to authorize such Company Party's execution and delivery of the Loan Documents to which it is a party and the performance of the Loan Documents to which it is a party.

9. Each Loan Document (other than the Mortgages) to which any Company Party is a party has been duly executed and delivered by an authorized officer of such Company Party.

10. Each of the Loan Documents (other than the Mortgages) is a valid and binding obligation of each Company Party that is a party thereto and is enforceable against such Company Party in accordance with its terms.

11. The execution and delivery, to occur on or prior to the date hereof, by each of the Company Parties of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby in accordance with their respective terms will not (a) based upon existing facts of which we are aware, constitute a violation by such Company Party of any applicable provision of any Law or (b) constitute a violation of any agreement listed on the Schedule of Specified Agreements attached hereto (the "Specified Agreements") (except that we express no opinion with respect to violations under cross-default or cross-acceleration provisions referring to or based upon agreements that are not included in the Specified Agreements or with respect to compliance with financial covenants or tests). The term "Laws" means laws not excluded from the coverage of this opinion. The execution and

First Union National Bank
May 18, 1999
Page 4


         delivery by each of the Company Parties of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby to occur on or prior to the date hereof in accordance with their respective terms will not constitute a violation of the LLC Agreement or Charter Documents of such Company Party.

12. Each of the Pledge Agreement and the Security Agreement creates valid security interests in your favor in the Collateral therein respectively described which constitutes property in which a security interest can be granted under Article 9 of the Uniform Commercial Code as enacted in the State of New York (the "New York UCC"). Such Collateral is referred to herein as the "Code Collateral."

13. The Uniform Commercial Code financing statements (Form UCC-1) which have been signed by representatives of each of the respective Company Parties in connection with the transactions specified in the Loan Documents (the "Financing Statements") have been duly executed and delivered by each of the respective Company Parties.

14. Under Section 9-103 of the New York UCC, the perfection and effect of perfection of your security interests in the Code Collateral will be governed by laws other than those of the State of New York. Although we express no opinion as to such laws, we have reviewed the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through May 18, 1999 (the "Guide") and, based solely on such review, it appears that when the appropriate financing statements executed by the respective Company Party are duly filed or recorded, as appropriate, in the filing offices in the states set forth on Annex I attached hereto under the name of the respective Company Party set forth thereon, the security interests of the Agent under the Security Agreement in such remaining Code Collateral owned by such Company Party described therein presently located or deemed located in such state set forth on Annex III, will be perfected to the extent such security interests can be perfected by the filing of financing statements in such other states.

15. Assuming (in addition to all other assumptions upon which this letter is based) that you have taken and are retaining possession in the State of New York of the certificates representing the securities (within the meaning of Section 8-102(a)(15) of the New York UCC) identified on Annex I hereto and which are certificated and pledged pursuant to the Pledge Agreement (the "Pledged Securities"), duly endorsed to you or in blank by an effective endorsement (within the meaning of Section 8-102(a)(11) of the New York UCC), your security interest in such Pledged Securities (the creation of which is addressed in paragraph 12 above) is perfected by "control" under the New York UCC; and assuming further (in addition to all other assumptions upon which this letter is based) that you have taken possession of such Pledged Securities and such accompanying endorsements without notice (actual or constructive), at or prior to the time of delivery of such Pledged Securities and endorsements to you, of any adverse claim within the meaning of Section 8-102(a)(1) of the New York

First Union National Bank
May 18, 1999
Page 5


         UCC, you have acquired your security interest in such Pledged Securities, free of any such adverse claims.

16. No consent, approval, authorization or order of any United States Federal or State of New York governmental authority (except for actions and filings required in connection with the conduct in the ordinary course by any Company Party of its respective businesses or the ownership or operation by any Company Party of its respective assets, actions and filings required under any of the laws, regulations or governmental requirements set forth on Schedule C hereto (as to which matters we express no opinion), actions and filings required to release existing liens and to perfect security interests in your favor and any actions or filings that may be required by any banking, insurance or other regulatory statute to which you may be subject (as to which matters we express no opinion except as expressly set forth in paragraphs 14 and 15 above)), is presently required by any Law to be obtained by any Company Party to obtain the right to enter into any of the Loan Documents or is otherwise required to take any of the actions to be taken by the Company Parties (i) today in connection with the consummation by any Company Party of the lending transactions contemplated by the Loan Documents to occur on the date hereof (except those which have been obtained on or prior to the date hereof) and (ii) to borrow, repay and secure the loans contemplated under the Loan Documents (except those which have been obtained on or prior to the date hereof).

17. No Company Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

18. The consummation on the date hereof of the making and borrowing of Loans as provided under the Loan Documents will not violate or result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

19. We do not have actual knowledge that any provision in any Court Order would be breached or otherwise violated by any Company Party's execution or delivery of the Loan Documents or by any Company Party's performance of any of its agreements in the Loan Documents to which it is a party. For purposes of this letter, the term "Court Order" means a court or administrative order, writ, judgment or decree that names any of the Company Parties and is specifically directed to any of the Company Parties or its property. For purposes of this letter, our Designated Transaction Lawyers (as defined below) have not undertaken any investigation to identify Court Orders to which any Company Party may be subject.

20. To our actual knowledge, no litigation which on the date of this letter is pending against the Company Parties with a court seeks to enjoin or obtain damages by reason of the Company Parties' execution or delivery of any of the Loan Documents or the performance by any of

First Union National Bank
May 18, 1999
Page 6


         the Company Parties of any of its agreements in the Loan Documents. For purposes of this letter, our Designated Transaction Lawyers have not undertaken any investigation to identify any litigation which is pending or threatened against the Company Parties.

                  While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this opinion letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this opinion letter is wrong. The term "actual knowledge" whenever it is used in this opinion letter with respect to our firm means conscious awareness at the time this opinion letter is delivered on the date it bears by the following Kirkland & Ellis lawyers who have had significant involvement with negotiation or preparation of the Credit Agreement (herein called "our Designated Transaction Lawyers"): Kimberly Taylor, Heidi Matterfis, Robert Frances, Marion Annau and Steven Clemens.

                  Each opinion in this opinion letter is subject to the General Qualifications that are recited in Schedule A to this opinion letter to the extent relevant to such opinion. In preparing this opinion letter we have relied without any independent verification upon the assumptions recited in Schedule B to this opinion letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Credit Agreement and the other Loan Documents; (iii) factual information provided to us by the Company Parties including without limitation, the information set forth in a Support Certificate provided to us by the Company Parties in connection with this opinion letter; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

                  Our advice on every legal issue addressed in this opinion letter is based exclusively on such federal law of the United States and such law of the State of New York which is in our experience normally applicable to general business corporations, partnerships and limited liability companies not engaged in regulated business activities and to transactions of the type contemplated in the Loan Documents between the Company Parties, on the one hand, and you on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law
(i) the violation of which would not have any material adverse effect on the Company Parties, (ii) which might be violated by any misrepresentation or omission or a fraudulent act, (iii) to which any Company Party may be subject as a result of your legal or regulatory status, your sale or transfer of the Loans or interests therein or your (as opposed to any other lender's) involvement in the transactions contemplated by the Loan Documents, or (iv) identified on Schedule C, and except that (x) the opinions in paragraphs 1 - 6 are based as

First Union National Bank
May 18, 1999
Page 7



applicable exclusively on the Limited Liability Company Act of the State of New Jersey, the General Corporation Act of the State of Florida, the Pennsylvania Corporation Law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, (y) the opinion in paragraph 14 is based exclusively on our review of the Guide to the extent provided therein, and (z) the opinions in paragraphs 1 - 6 are based solely on the certificates referenced in such paragraphs. We advise you that some issues addressed by this opinion letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Credit Agreement or any of the other Loan Documents of any type identified in Schedule D. Provisions in the Loan Documents which are not excluded by Schedule D or any other part of this opinion letter or its attachments are called the "Relevant Agreement Terms."

                  Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by such Relevant Agreement Terms.

                  This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this opinion letter, and any term defined in this opinion letter or any schedule has that defined meaning wherever it is used in this opinion letter or in any schedule to this opinion letter.

                  The Agent and the Lenders may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the initial paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no person other than the Agent and the Lenders (and their permitted assignees under the Credit Agreement) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance

First Union National Bank
May 18, 1999
Page 8


upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.

                                             Sincerely,


                                             Kirkland & Ellis

                                   SCHEDULE A

                             GENERAL QUALIFICATIONS

                  All of our opinions ("our opinions") in the opinion letter to which this Schedule A is attached ("our letter") are subject to each of the following qualifications:

1. Bankruptcy and Insolvency Exception. Each of our opinions in our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws. This exception includes:

         a. the Federal Bankruptcy Code and thus comprehends, among others, matters of turnover, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

         b. all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

         c.       state fraudulent transfer and conveyance laws; and

         d. judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

2. Equitable Principles Limitation. Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

         a. governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

         b. affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

         c. requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

         d. requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

         e.       requiring consideration of the materiality of (i) a breach and
                  (ii) the consequences of the breach to the party seeking enforcement;

         f. requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

         g. affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

3. Other Common Qualifications. Each of our opinions is subject to the effect of rules of law that:

         a. limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

         b. provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

         c. limit the availability of a remedy under certain circumstances where another remedy has been elected;

         d. provide a time limitation after which a remedy may not be enforced;

         e. limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

         f. relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

         g. limit the enforceabilty of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

         h. may, where less than all of a contract may be unenforceable, limit the enforceabilty of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

         i. govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

         j. may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

         k. may render guarantees or similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or or replacement of the Loan Documents so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and any Company Party or the person issuing such guarantee or similar promise which is substantially and materially different from that presently contemplated by the Loan Documents; and/or


         l. we express no opinion with respect to the adequacy of waivers set forth in any guaranty insofar as they might not be broad enough for all situations which might arise for which you would find a waiver desirable, and we express no opinion as to whether the guaranty would remain enforceable if you release the primary obligor either directly or by electing a remedy which precludes you from proceeding directly against the obligor.

4. Referenced Provision Qualifications. In addition, our opinions, insofar as they relate to the validity, binding effect or enforceabilty of a provision in any of the Loan Documents requiring any Company Party to perform its obligations under, or to cause any other person to perform its obligations under, any provision (a "Referenced Provision") of such Loan Documents or of any of the other Loan Documents or stating that any action will be taken as provided in or in accordance with any provision (also a "Referenced Provision") of any other Loan Document, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceabilty of such Referenced Provision. Requirements in the Loan Documents that provisions therein may only be waived or amended in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

5. The opinions and advice contained in our letter are subject to the following qualifications:

         a. certain rights of debtors and duties of secured parties referred to in Sections l-102(3) and 9-501(3) of the New York UCC may not be waived, released, varied or disclaimed by agreement prior to a default;

         b. our opinions are subject to the effect of (i) the limitations on the existence and perfection of security interests in proceeds resulting from the operation of Section 9-306,
                  Section 9-115 or Section 8-321(l) [1977 version] of any applicable Uniform Commercial Code; (ii) the limitations in favor of buyers imposed by Sections 9-307 and 9-308 of any applicable Uniform Commercial Code; (iii) the limitations with respect to documents, instruments and securities imposed by
                  Section 9-309 and 8-302 [1977 version] or 8-303 [1994 version]
                  of any applicable Uniform Commercial Code; (iv) other rights of persons in possession of money, instruments and proceeds constituting certificated or uncertificated securities; and
                  (v) section 547 of the Bankruptcy Code with respect to preferential transfers and section 552 of the Bankruptcy Code with respect to any Collateral acquired by any Company Party;

         c. Article 9 of each applicable Uniform Commercial Code requires the filing of continuation statements within specified periods in order to maintain the effectiveness of the filings referred to in our letter;

         d. Additional filings may be necessary if any Company Party changes its name, identity or corporate structure or if the jurisdiction in which any of their (i) places of business,
                  (ii) chief executive offices, or (iii) Collateral is located;

         e. your security interest in certain of the Code Collateral may not be perfected by the filing of financing statements under the applicable Uniform Commercial Code;

         f. we express no opinion regarding the perfection of any security interest except as specifically set forth in our letter or regarding the continued perfection of any security interest in any Collateral upon or following the removal of such Collateral to another jurisdiction;

         g. the assignment of any contract, lease, license, or permit may require the approval of the issuer thereof or the other parties thereto;

         h. we express no opinion with respect to any self-help remedies to the extent they vary from those available under the New York UCC or with respect to any remedies otherwise inconsistent with the New York UCC to the extent that the New York UCC is applicable thereto;

         i. a substantial body of case law treats guarantors as "debtors" under the New York UCC, thereby according guarantors rights and remedies of debtors established by the New York UCC;

         j. we express no opinion with respect to the adequacy of the waivers set forth in any guaranty insofar as they might not be broad enough for all situations which might arise for which you would find a waiver desirable, and we express no opinion as to whether the guarantee would remain enforceable if you release the primary obligor either directly or by electing a remedy which precludes you from proceeding directly against the primary obligor;

         k. We express no opinion regarding the priority of any security interest or, to the extent that the enforceabilty of any security interest is dependent upon the priority thereof, the enforceabilty of such security interest except the limited opinion set forth in paragraph 15 regarding the acquisition of certain security interests free of adverse claims;

         l. We express no opinion regarding the creation, perfection or enforceabilty of security interests in property in which it is illegal or violative of governmental rules or regulations to grant a security interest, general intangibles which terminate or become terminable if a security interest is granted therein, property subject to negative pledge clauses of which you have knowledge, vehicles, ships, vessels, barges, boats, railroad cars, locomotives or other rolling stock, aircraft, aircraft engines, propellers and related parts, or other property for which a state or federal statute or treaty provides for registration or certification of title or which specifies a place a filing different than that specified in Section 9-401 of any applicable Uniform Commercial Code, cash which is not in your possession, uncertificated securities, crops, timber to be cut, fixtures, accounts subject to subsection (5) of Section 9-103 of any applicable Uniform Commercial Code, consumer goods, farm products, equipment used in farming operations, accounts or general intangibles arising from or relating to the sale of farm products by a farmer, property identified to a contract with, or in the possession of, the United States of America or any state, county, city, municipality or other governmental body or agency, goods for which a negotiable document of title has been issued, FCC licenses, franchise agreements and copyrights, other literary property rights, service marks, know-how, processes, trade secrets, undocumented computer software, unrecorded and unwritten data and information, and rights and licenses thereunder;

         m. we express no opinion with respect to the enforceabilty of any security interest in any accounts, chattel paper, documents, instruments or general intangibles with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof;

         n. the Agent's remedies with regard to the sale or after the sale of any securities or other Collateral subject to any security interest are subject to compliance with state and federal securities laws, the Federal Communications Act of 1934, as amended and the respective rules and regulations thereunder and thereof and any other federal, state and local laws, rules and regulations of other regulatory or governmental bodies (including, without limitation, any municipality that has issued any franchise to a Company Party or any of its Subsidiaries) applicable to or having jurisdiction over the Company Parties (or any entity under the control of the Company Parties);

         o. we express no opinion regarding the characterization of a transaction as one involving the creation of a lien on real property, the characterization of a contract as one in a form sufficient to create a lien or a security interest in real property, the creation, perfection, priority or enforcement of a lien on real property or matters involving ownership or title to any real property;

         p. we express no opinion regarding the enforceabilty of any pre-default waiver of redemption rights;

         q. we express no opinion regarding the enforceabilty of any provisions asserting that collateral is owned by or is property of a secured party prior to such secured party's foreclosure of such collateral in accordance with the applicable Uniform Commercial Code or, in the case of cash collateral, the application of such cash collateral in payment of the secured obligations; and

         r. our opinions in paragraph 10, as to the validity, binding effect and enforceabilty of the Loan Documents specified therein do not constitute opinions as to the creation, existence or perfection of any security interest. Such opinions are given only to the extent set forth in opinion paragraphs 12, 14 and 15, and are subject to the assumptions, qualifications and limitations applicable to such opinions set forth in this letter and the accompanying attachments.

6. Usury Qualifications. We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for other than the internal laws of the State of New York and the Federal laws of the United States, and without limited the foregoing, we expressly disclaim any opinion as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of Federal preemption or otherwise) which may be applicable to the transactions contemplated by the Loan Documents.

                                   SCHEDULE B

                                   ASSUMPTIONS

                  For purposes of the letter to which this Schedule B is attached ("our letter"), we have relied, without investigation, upon each of the following assumptions:

1. Each Company Party (i) has the requisite title and rights to any property involved in the transactions effected under the Loan Documents (herein called the "Transactions") including without limiting the generality of the foregoing, each item of Collateral existing on the date hereof and (ii) will have the requisite title and rights to each item and Collateral arising after the date hereof.

2. Each natural person who is executing any Loan Document on behalf of any Company Party has sufficient legal capacity to enter into such Loan Document, and we have no actual knowledge of any such incapacity.

3. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures (other than those of or on behalf of any Company Party) on each such document are genuine.

4. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete.

5. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

6. You are existing and in good standing in your jurisdiction of organization.

7. You have full power and authority (including without limitation under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under each of the Loan Documents and each of the Loan Documents has been duly authorized by all necessary action on your part and has been duly executed and duly delivered by you.

8. The Loan Documents constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

9. You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Loan Documents enforceable against you.

10. You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Loan Documents against the respective Company Party.

11. All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, in each of the jurisdictions upon whose law our opinions are based are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in that jurisdiction, and are in a format that makes legal research reasonably feasible.

12. The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

13. Each Company Party will obtain all third party or governmental consents, permits and approvals required in the future, and will take all actions similarly required, relevant to the subsequent consummation of the transactions effected under the Loan Documents (herein called the "Transactions") or performance of the Loan Documents.

14. All parties to the Transactions (other than the Company Parties) will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

15. Any information required to be disclosed to the Company Parties or their governing bodies in connection with any matter relevant to any legal issue covered by our opinions has been fully and fairly disclosed to such Persons and no such disclosure contains any relevant error or omission.

16. Insofar as any security interest is the subject of any of our opinions, the grantor of such security interest has rights in the Collateral subject to such security interest sufficient to support such security interest, "value" (as defined in applicable Uniform Commercial Code) has been given by you to the grantor of such security interest for such security interest and the description of the Collateral subject to such security interest in any Loan Document (including without limitation any Uniform Commercial Code financing statement) reasonably describes such Collateral.

17. The conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability.

18. You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transactions.

19. There are no agreements or understandings among the parties, written or oral (other than the Loan Documents), and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement or any of the other Loan Documents.

20. All agreements other than the Loan Documents (if any) with respect to which we have provided an opinion or advice in our letter or reviewed in connection with our letter would be enforced as written.

21. The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

22. We have assumed with respect to any provisions in the Loan Documents providing that any Company Party will submit to jurisdiction in state or federal courts in North Carolina, or arbitration located in North Carolina, that courts in fact have appropriate jurisdiction over such Company Party and with respect to the disputes arising under the Loan Documents.

23. All parties to the Loan Documents will not in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Company Parties may be subject.

24. Each Company Party's LLC Agreement, Charter Document or equivalent document, all amendments to that LLC Agreement, Charter Document or equivalent document, all resolutions adopted establishing classes or series of stock or other equity interest under that LLC Agreement, Charter Document or equivalent document and all amendments to such LLC Agreement, Charter Document or equivalent document have been adopted in accordance with all applicable legal requirements (except that this assumption is limited to those of the preceding items with respect to the adoption of which we did not have involvement).

25. The representations made by each Company Party in the Loan Documents to which it is a party with respect to its chief executive office and location of equipment and inventory are and will remain true and correct.

26. Other than with respect to our opinions as to execution and delivery in paragraphs 9 and 13, each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken.

27. The transactions contemplated by the Transaction Documents (other than the Loan Documents) have been consummated in accordance with all applicable law and the Transaction Documents (other than the Loan Documents).

                                   SCHEDULE C

                          EXCLUDED LAW AND LEGAL ISSUES

                  None of the opinions or advice contained in the letter to which this Schedule C is attached (herein called "our letter") covers or otherwise addresses any of the following legal issues:

1. Federal securities laws and regulations administered by the Securities and Exchange Commission (excluding, solely to the extent of our opinions set forth in paragraph 17 of our letter, the Investment Company Act of 1940), state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

2.       pension and employee benefit laws and regulations (e.g., ERISA);

3. Federal and state antitrust and unfair competition laws and regulations (other than Hart-Scott-Rodino compliance);

4. Except to the extent provided in paragraph 14 of our opinion, Federal Reserve Board margin regulations;

5. any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act);

6. Federal and state laws and regulations concerning filing and notice requirements (other than requirements applicable to charter-related documents such as a certificate of formation of a limited liability company and, to the extent specifically provided in paragraph 13 of our opinion letter, filings to perfect security interests);

7.       compliance with fiduciary duty requirements;

8. the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

9.       fraudulent transfer and fraudulent conveyance laws;

10.      Federal and state environmental laws and regulations;

11.      Federal and state tax laws and regulations;

12. Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;

13.      Federal and state health and safety laws and regulations (e.g., OSHA);

14.      Federal and state labor laws and regulations;

15. Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, the Cable Television Consumer Protection and Competition Act of 1992, as amended, the Telecommunications Act of 1996, as amended, all rules and regulations promulgated under any of the foregoing statutes, the rules, regulations and policies of the Federal Communications Commission and all other federal, state and local laws, orders, regulations, licensing requirements and policies relating to the ownership, operation and provision of, or otherwise regulating, cable television and telecommunication services;

16. Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

17. other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

18. the effect of any law, regulation or order which hereafter becomes effective;

19.      title to any property;

20.      Federal and state racketeering laws and regulations (e.g., RICO);

21. the effect of any law, regulation or order which hereafter becomes effective; and

22. the PBBC Industrial Development Bonds, the PBBC Bond Indenture and related documents (other than the Credit Agreement).

                  We have not undertaken any research for purposes of determining whether any Company Party or any of the Transactions which may occur in connection with any of the Loan Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

                                   SCHEDULE D

                               EXCLUDED PROVISIONS

                  None of the opinions in the letter to which this Schedule D is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Loan Documents:

1.       Choice-of-law provisions.

2. Indemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

3. Provisions mandating contribution towards judgments or settlements among various parties.

4.       Waivers of (i) legal or equitable defenses, (ii) rights to damages,
         (iii) rights to counter claim or set off, (iv) statutes of limitations,
         (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law.

5. Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges and prepayment charges, interest upon interest, and increased interest rates upon default.

6.       Time-is-of-the-essence clauses.

7. Provisions which provide a time limitation after which a remedy may not be enforced.

8.       Confession of judgment clauses.

9. Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

10. Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

11. Provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

12. Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

13.      Provisions which purport to award attorneys' fees solely to one party.

14.      Arbitration agreements.

15. Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

16.      Provisions relating to the application of condemnation awards.

17.      Provisions that provide for the appointment of a receiver.

18. Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

19.      Confidentiality agreements.

20. Provisions in any of the Loan Documents requiring any Company Party to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document that is not a Loan Document.

21. Provisions, if any, which are contrary to the public policy of any jurisdiction.

22. The enforceability of any provision of any Loan Document which purports to authorize you to sign or file financing statements or other documents without the signature of the debtor (except to the extent a secured party may execute and file financing statements without the signature of the debtor under Section 9-402(2) of the applicable Uniform Commercial Code).

23. The enforceability of any provision of any Loan Document which purports to authorize you to purchase at a private sale collateral which is not subject to widely distributed standard price quotations or sold on a recognized market.

24. Provisions of the Loan Documents insofar as they authorize you or your affiliates to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of any Company Party.

                                     ANNEX I

                              Financing Statements

See attached schedule.


                                 Annex I, Page 1

                                    ANNEX II

                               PLEDGED SECURITIES



See attached Schedule 2(a) of the Pledge Agreement.



                                Annex II, Page 1

                        SCHEDULE OF SPECIFIED AGREEMENTS


1. License Agreement dated, January 12, 1995, between Sleepmaster L.L.C. and Serta, Inc., covering certain territories in Northern New Jersey, New York and Connecticut, as amended.

2. License Agreement, dated January 12, 1995, between Sleepmaster L.L.C. and Serta, Inc. covering certain territories in Pennsylvania, New Jersey, Maryland and Delaware, as amended.

3. Memorandum of Agreement, dated January 12, 1995, between Sleepmaster L.L.C. and Serta, Inc. relating to the License Agreement described in Item No. 1 above, as amended.

4. Memorandum of Agreement, dated January 12, 1995, between Sleepmaster L.L.C. and Serta, Inc. relating to the License Agreement described in Item No. 2 above, as amended.

5. License Agreement dated November 4, 1989, between Palm Beach Bedding Company and Serta, Inc., covering certain territories in Florida, as amended.

6. Memorandum of Agreement, dated November 4, 1989, between Palm Beach Bedding Company and Serta, Inc. relating to License Agreement described in Item No. 5 above, as amended.

7. License Agreement dated November 4, 1989, between Herr Manufacturing Co. and Serta, Inc. covering certain territories in Pennsylvania, New York and New Jersey, as amended.

8. Memorandum of Agreement, dated December 1, 1969 between Herr Manufacturing Co. and Serta Associates, Inc. relating to License Agreement described in Item No. 7 above, as amended.

9.       Indenture.

10. Asset Purchase Agreement dated as of April 8, 1999 by and among Borrower, Star Bedding Products (1986) Limited, Star Bedding Products Limited and Cecil Brauer.

11. Subordinated Promissory Note of Sleepmaster Holding LLC issued to Sleep Investor LLC dated as of November 14, 1996, as may be amended.

12. Junior Subordinated Note of Sleepmaster Holdings LLC issued to Star Bedding Products (1986) Limited to be renamed Nancourt Inc. dated May 18, 1999.

13. Employment Agreement among Sleepmaster LLC, Sleepmaster Holdings LLC and Charles Schweitzer dated November 14, 1996.

14. Employment Agreement among Sleepmaster LLC, Sleepmaster Holdings LLC and James Koscica dated November 14, 1996.


                            Sch. of Spec. Agts. - i